                                                                  Exhibit 2(b)


                        SUBORDINATED INDEMNITY AGREEMENT

    SUBORDINATED INDEMNITY AGREEMENT, dated as of _____________, 1998 (this "Agreement"), by and among Six Flags Entertainment Corporation ("SFEC"), Six Flags Theme Parks Inc. ("SFTP"), SFOG II, Inc. ("SFOG") and SFT Holdings, Inc. ("SFT Holdings" and, together with SFEC, SFTP, SFOG and SFT Holdings, the "Six Flags Parties"), Time Warner Inc. ("TWX"), Time Warner Entertainment Company, L.P. ("TWE") and TW-SPV Co. ("TW-SPV Co.") and, together with TWX and TWE, the "TW Parties"), Premier Parks Inc. ("Holdco") and [GP Holdings], a wholly-owned subsidiary of Holdco ("GP Holdings" and, together with Holdco, the "Premier Parties".)

                              W I T N E S S E T H :

    WHEREAS, Holdco, certain subsidiaries of Holdco, SFEC, TWE, and the other holders of the capital stock of SFEC, are parties to the Agreement and Plan of Merger, dated as of February 9, 1998 (the "Merger Agreement"), pursuant to which, among other things, a wholly-owned subsidiary of Holdco will be merged into and with SFEC, Holdco will become the holder of all of the outstanding and issued capital stock of SFEC, and SFEC will thereby become a wholly-owned subsidiary of Holdco (the "Merger");

    WHEREAS, SFEC and certain of its subsidiaries are party to (i) the Overall Agreement, dated as of February 15, 1997 ( the "Georgia Overall Agreement"); (ii) the Related Agreements (as defined in the Georgia Overall

Agreement) and identified on Schedule 2 attached hereto (the "Georgia Related Agreements" and, together with the Georgia Overall Agreement, the "Georgia Agreements"); (iii) the Overall Agreement, dated as of November 24, 1997 (the "Texas Overall Agreement"); and (iv) the Related Agreements (as defined in the Texas Overall Agreement and identified on Schedule 3 attached hereto) (the "Texas Related Agreements" and, together with the Texas Overall Agreement, the "Texas Agreements");

    WHEREAS, pursuant to the Georgia Agreements, the Georgia Obligors (as defined below) (A) are required to make or guarantee pursuant to an Other Guarantee (as defined below) certain payments, to the extent there is not "Available Cash" to make such payments, including without limitation (i) the payments by the Georgia Partnership (as defined below) of "Minimum Amount Distributions" and "Percentage Distributions" pursuant to Article VI of the Georgia Partnership Agreement (as defined below), (ii) the payments by the Georgia Partnership of "Base Rent" under Article IV of the Georgia Park Lease (as defined below) and (iii) the expenditure of certain amounts on capital expenditures in the Georgia Park (as defined below) pursuant to Section C of
Article XVII of the Georgia Partnership Agreement, and (B) are required to perform and comply or guarantee pursuant to an Other Guarantee performance and compliance with certain covenants, agreements and obligations, including without limitation the purchase by the Georgia Acquisition Subsidiaries (as defined below) of Georgia Units (as defined below) on an annual basis pursuant to Article III of the Georgia Overall Agreement, in each case when and as the same shall be required to be paid, performed or complied with under the Georgia Agreements (the payments of all of the amounts required to be paid, and the performance and compliance with all of the covenants, agreements, and obligations, by the Georgia Obligors under the Georgia Agreements are referred to herein as the "Georgia Agreements Obligations");

    WHEREAS, to support the performance of the Georgia Agreements Obligations for the benefit of the Georgia Beneficiaries (as defined below), (i) SFOG Acquisition A, Inc. ("SFOG Acquisition A") and SFOG Acquisition B, L.L.C. ("SFOG Acquisition B" and, together with SFOG Acquisition A, the "Georgia Acquisition Subsidiaries") executed and delivered to Six Flags Fund, Ltd. (L.P.) ("Georgia Fund"), SFG-I, L.L.C. ("SFG-I") and Six Flags Over Georgia, L.L.C. ("Flags Georgia, L.L.C." and, together with SFG-I and Georgia Fund, the "Georgia Beneficiaries") that certain Secured General Continuing Guarantee and Pledge Agreement, dated as of March 18, 1997 (the "Georgia Acquisition Subsidiaries Guarantee"), (ii) SFTP and SFEC executed and delivered to the Georgia Beneficiaries the General Continuing Guarantee, dated as of March 18, 1997 (the "SFEC/SFTP Georgia Guarantee"), and (iii) TWX and TWE executed and delivered to the Georgia Beneficiaries the General Continuing Guarantee and Non-Competition Agreement, dated as of February 15, 1997 (the "Georgia Guarantee");

    WHEREAS, pursuant to the Texas Agreements, the Texas Obligors (as defined below) (A) are required to make or guarantee pursuant to an Other Guarantee certain payments, to the extent there is not "Available Cash" to make such payments, including without limitation (i) the payments by the Texas Partnership (as defined below) of "Minimum Amount Distributions" and "Percentage Distributions" pursuant to Article VI of the Texas Partnership Agreement (as defined below), (ii) the payments by the Texas Partnership of "Base Rent" under Article IV of the Texas Park Lease (as defined below), (iii) the expenditures of certain amounts on capital expenditures in the Texas Park (as defined below) pursuant to Section C. of Article XVII of the Texas Partnership Agreement, and (B) are required to perform and comply or guarantee pursuant to an Other Guarantee performance or compliance with certain covenants, agreements and obligations, including without limitation the purchase by the Texas Acquisition Subsidiaries (as defined below) of Texas Units (as defined below) on an annual basis pursuant to Article III of the Texas Overall Agreement, in each case when and as the same shall be required to be paid, performed or complied with in the Texas Agreements (the payments of all of the amounts required to be paid, and the performance and compliance with all of the covenants, agreements, and obligations, by the Texas Obligors under the Texas Agreements are referred to herein as the "Texas Agreements Obligations");

    WHEREAS, to secure and support the performance of the Texas Agreements Obligations for the benefit of the Texas Beneficiaries (as defined below) in connection with the Texas Overall Agreement, (i) SFOT Acquisition I, Inc. ("SFOT Acquisition I") and SFOT Acquisition II, Inc. ("SFOT Acquisition II" and, together with SFOT Acquisition I, the "Texas Acquisition Subsidiaries") executed and delivered to Six Flags Over Texas Fund, Ltd. ("Texas Fund"), Flags' Directors,L.L.C. ("Flags'

Directors") and Six Flags Fund II, Ltd. ("Texas Fund II" and, together with Texas Fund and Flags' Directors, the "Texas Beneficiaries") the General and Continuing Guarantee, dated as of January 6, 1998 (the "Texas Acquisition Subsidiaries Guarantee"), (ii) SFTP and SFEC executed and delivered to the Texas Beneficiaries that certain General Continuing Guarantee, dated as of January 6, 1998 (the "SFTP/SFEC Texas Guarantee"), and (iii) TWX and TWE executed and delivered the General Continuing Guarantee and Non-Competition Agreement, dated as of November 24, 1997 (the "Texas Guarantee" and, together with the Georgia Guarantee, the "TW Guarantees");

    WHEREAS, pursuant to the Indenture, dated as of December 16, 1992, by SFEC and TWE to United States Trust of New York, as trustee thereunder ("ZCN Trustee"), as amended by the First Supplemental Indenture, dated as of February 22, 1993 and the Second Supplemental Indenture, dated as of November 8, 1995 (as the same may be amended, the "Zero Coupon Notes Indenture") TWE has guaranteed the obligations of SFEC under the Zero Coupon Senior Notes due 1999 of SFEC (the "Zero Coupon Notes") issued pursuant to the Zero Coupon Notes Indenture;

    WHEREAS, in order to support the obligations of the Holdco Parties hereunder, the record ownership of the outstanding capital stock of certain subsidiaries of SFEC will be transferred to TW-SPV Co., a special purpose bankruptcy remote subsidiary of TWE, in connection with the transactions
contemplated hereby; and   WHEREAS, in order to induce TWE, as holder of all
of the outstanding Class B Common Stock and Class B Preferred Stock of SFEC, and Holdco to enter into the Merger Agreement, Holdco, GP Holdings and the Six Flags Parties desire to enter into this Agreement with the TW Parties and the TW Parties and the Holdco Parties desire to make the agreements provided for herein in consideration of, inter alia, the undertakings of the Holdco Parties and the TW Parties set forth herein. The Merger Agreement and all agreements relating thereto shall be conclusively presumed to have been entered into by TWE and Holdco in reliance upon this Agreement.

    NOW, THEREFORE, for good and valuable consideration, including the covenants and agreements hereinafter set forth, the adequacy and validity of which the parties hereby acknowledge, the parties hereto agree as follows:


                                    ARTICLE 1

                                  DEFINED TERMS

    1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 1.1 (such meanings to be applicable equally to both singular and plural forms of the terms defined).

         1.1.1 "Accelerated Put" shall have the meaning ascribed to such term in Section 6.1 of the Georgia Acquisition Subsidiaries Guarantee and Section
6.1 of the Texas Acquisition Subsidiaries Guarantee, respectively.

         1.1.2 "Accelerated Put Price" shall mean the "Put Price" as such term is defined in the Texas Acquisition Subsidiaries Guarantee and the Georgia Acquisition Subsidiaries Guarantee, respectively.

         1.1.3 "Acquisition Companies" shall mean the Acquisition
Subsidiaries and the Acquisition Holding Companies.

         1.1.4 "Acquisition Holding Companies" shall mean SFOT Acquisition I Holdings, Inc. ("SFOT I Holdings"), SFOT Acquisition II Holdings, Inc. ("SFOT II Holdings"), SFOG Acquisition A Holdings, Inc. ("SFOG A Holdings") and SFOG Acquisition B Holdings, Inc. ("SFOG B Holdings").

         1.1.5 "Acquisition Subsidiaries" shall mean the Georgia Acquisition Subsidiaries and the Texas Acquisition Subsidiaries.

         1.1.6 "affiliate" with respect to any Person, shall mean any Person controlling, controlled by or under common control with such Person.

         1.1.7 "Aggregate Georgia End-of-Term Option Payment" shall mean all sums necessary to consummate the Georgia End-of-Term Option Transactions.

         1.1.8 "Aggregate Texas End-of-Term Option Payment" shall mean all sums necessary to consummate the Texas End-of-Term Option Transactions.

         1.1.9 "Beneficiaries" shall mean, collectively, (i) the Georgia Beneficiaries and any successors thereto, (ii) the Texas Beneficiaries and any successors thereto and (iii) the holders from time to time of the Zero Coupon Notes and the ZCN Trustee.

         1.1.10 "Business Day" shall mean any day other than a Saturday, Sunday or Federal holiday on which banking institutions in New York, New York are permitted to be closed for the purpose of transacting business.

         1.1.11 "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with Generally Accepted Accounting Principles, either would be required to be classified and accounted for as a capital lease on the balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than any such lease under which such Person is the lessor.

         1.1.12 "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with Generally Accepted Accounting Principles, would appear on the balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

         1.1.13 "control" (including the terms "controlling," "controlled by" and "under common control") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         1.1.14 "Covenant Defeasance" shall mean discharge or defeasance of the Zero Coupon Notes Indenture (i) pursuant to Section 401 or 403 thereof, provided TWE is furnished with satisfactory evidence of such discharge ordefeasance or (ii) pursuant to Section 402(A) thereof without regard to Sections 402(B), (C), (D) and (E); provided that the Trustee referred to in paragraph (A) need not be the Trustee under the Zero Coupon Indenture but must be a trustee or escrow agent not affiliated with Holdco that is reasonably satisfactory to TWE pursuant to a trust agreement, security agreement or escrow agreement, reasonably satisfactory to TWE, and with respect to which TWE is a third party beneficiary and that otherwise meets all of the other requirements of paragraph (A) of Section 402.

         1.1.15 "Designated Leverage Amount" shall mean (a) $950,000,000 minus (b) the aggregate amounts of Indebtedness repaid pursuant to clause
(ii) of Section 6.1.1(b).

         1.1.16 "Eligible Unitholder" shall mean a Unitholder that delivers a valid and appropriate Notice of Election to Exercise in connection with an Accelerated Put.

         1.1.17 "End-of-Term Option" shall have the meaning ascribed to such term in the Texas Guarantee and the Georgia Guarantee, respectively.

         1.1.18 "End-of-Term Option Exercise Date" (i) with respect to an End-of-Term Option under the Texas Overall Agreement, shall mean the earlier to occur of (x) December 31, 2025 or (y) the date that is 30 days after notice from Texas Fund to the Texas Acquisition Subsidiaries (which notice the TW Parties shall promptly deliver to Holdco and SFEC) that the End-of-Term Option must be exercised or will lapse, and (ii) with respect to an End-of-Term Option under the Georgia Overall Agreement shall mean the earlier to occur of (x) December 31, 2024 or (y) the date that is 30 days after notice from Georgia Fund to the Georgia Acquisition Subsidiaries (which notice the TW Parties shall promptly deliver to Holdco and SFEC) that the End-of-Term Option must be exercised or will lapse.

         1.1.19 "End-of-Term Option Settlement Date" with respect to an End-of-Term Option under the Georgia Overall Agreement or an End-of-Term Option (or Accelerated End-of-Term Option) under the Texas Overall Agreement, shall mean the date on which the End-of-Term Option Price (or other payments) must be paid to the applicable Unitholders (or the applicable general partner (or general partners) in case of an Accelerated End-of-Term Option) pursuant to the provisions of each such agreement, respectively.

         1.1.20 "Equity Interests" means capital stock and all warrants, options or other rights to acquire capital stock (but excluding any debt security that is convertible into, or exchangeable for, capital stock.)

         1.1.21 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

         1.1.22 "Excluded Obligations" shall mean the obligations of the TW Parties set forth herein, in the Merger Agreement, the Georgia Litigation Indemnity Agreement and the License Agreement.

         1.1.23 "Generally Accepted Accounting Principles" shall mean United States generally accepted accounting principles as in effect from time to time.

         1.1.24 "Georgia End-of-Term Transactions" shall mean the transactions described in clauses (b), (c) and (d) of Section 8.2 and clauses
(a) and (b) of Section 8.4 of the Georgia Overall Agreement.

         1.1.25 "Georgia Fund Interests" shall mean, in the case of End-of-Term Option, all interests in Georgia Fund, Six Flags Over Georgia II, L.P.

and Six Flags Over Georgia, Ltd. described in clauses (b) through (d) of
Section 8.2 of the Georgia Overall Agreement.

         1.1.26 "Georgia General Partner" shall mean the Salkin Family Trust (created by Declaration of Trust dated May 15, 1980, as amended) or any successor managing general partner of Georgia Fund.

         1.1.27 "GL" shall have the meaning ascribed to such term in the Merger Agreement.

         1.1.28 "Georgia Obligors" shall mean SFEC, SFTP, Six Flags Services of Georgia Inc., SFOG, the Georgia Acquisition Subsidiaries, SFOG II Employee, Inc. and the Georgia Partnership.

         1.1.29 "Georgia Park" shall mean the amusement park commonly known, on the date hereof, as Six Flags Over Georgia.

         1.1.30 "Georgia Park Lease" shall mean the agreement identified as "Amusement Park Ground Lease" on Schedule 2.

         1.1.31 "Georgia Partnership" shall mean Six Flags Over Georgia II, L.P., a Delaware limited partnership and the owner of the improvements that comprise the Georgia Park, and the lessee of the land upon which is situated the Georgia Park.

         1.1.32 "Georgia Partnership Agreement" shall mean the Limited Partnership Agreement of Six Flags Over Georgia II, L.P., dated as of March 18, 1997.

         1.1.33 "Georgia Units" shall mean units of limited partnership interests in Georgia Fund, of which there are 100- 1/31.71 outstanding as of the date hereof.

         1.1.34 "GP Holdings" shall mean "GP Holdings" as defined in the Preamble hereto, which shall be a wholly-owned, "bankruptcy remote" special purpose Subsidiary of Holdco (capitalized by Holdco with a contribution of cash in the amount of $1,000), the Organizational Documents of which shall include, among other things, the provisions set forth in Exhibit A hereto.

         1.1.35 "GP Holdings Preferred Stock" shall mean the preferred stock, par value $0.01 per share, of GP Holdings having the terms set forth in Exhibit B hereto.

         1.1.36 "guarantee" or "guaranty" means any obligation, contingent or otherwise, of any Person, direct or indirect, guaranteeing any Indebtedness or the performance of any other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The term "guarantee" or "guaranty" or "guaranteed" used as a verb has a corresponding meaning.

         1.1.37 "Holdco Notes" shall mean the notes to be issued in a public or Rule 144A offering by Holdco (including the Indentures pursuant to which such notes are issued) to finance, in part, the transactions contemplated by the Merger Agreement, and any subsequently issued notes or other Indebtedness, to the extent that the proceeds of which are used directly to refinance or pay expenses directly relating to, and having a principal amount (which shall include accrued but unpaid interest, any accretions on such principal in respect of discounted principal or paid-in-kind interest) not in excess immediately prior to such refinancing of, such notes or such subsequently issued notes or other Indebtedness.

         1.1.38 "Holdco Parties" shall mean the Premier Parties and, for purposes of this Agreement, upon and following the Effective Time of the Merger, the Six Flags Parties.

         1.1.39 "Indebtedness" of any Person shall mean (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including without limitation reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured, but not including obligations to trade creditors incurred in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreements with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all Indebtedness guaranteed by such Person to the extent of such guarantee, (vi) all Indebtedness referred to in clause (i), (ii), (iii), (iv) or (v) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, but only to the extent of the value of the property, and (vii) any obligations requiring payments in excess of the counter-party obligations under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or derivative agreement of such Person; provided, however, that the Zero
Coupon Notes shall not be deemed Indebtedness to the extent a Covenant Defeasance has been effected.

         1.1.40 "License Agreement" shall have the meaning ascribed to such term in the Merger Agreement.

         1.1.41 "Lien" shall mean any encumbrance, charge, security interest, mortgage, pledge, hypothecation, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant running with the land, encroachment, voting trust agreement, restriction, option, right of first offer or refusal, proxy or lien, including, but not limited to, liens for taxes, other than a lien for taxes not yet due and payable.

         1.1.42 "Losses" shall mean any and all losses, damages (excluding consequential damages), deficiencies, awards, assessments, amounts paid in good faith settlement, judgments, fines, penalties, interest, costs and expenses (including, without limitation, reasonable legal and other advisory fees, costs and expenses).

         1.1.43 "Minimum Net Worth" shall mean stockholder's equity, as determined in accordance with Generally Accepted Accounting Principles, of SFEC immediately following consummation of the transactions contemplated by the Merger Agreement. For purposes of Sections 1.1.43 and 1.1.44, in determining Minimum Net Worth and Net Worth, the Zero Coupon Notes and any securities or other assets supporting a Covenant Defeasance shall be disregarded.

         1.1.44 "Net Worth" shall mean stockholders' equity or its equivalent as determined in accordance with Generally Accepted Accounting Principles; provided that in calculating Net Worth, the following principles shall apply: (i) the amortization of goodwill arising solely out of purchase accounting treatment of the S Merger (as such term is defined in the Merger Agreement) shall not be deemed to have been charged, (ii) if any intangible asset is reserved against or "written down" then such Net Worth shall be calculated using the carrying value of such asset as so reserved against or written down, (iii) if any intangible asset is sold or otherwise disposed of then such Net Worth shall be calculated using the carrying value of the proceeds (whether cash, securities or other assets) received in such sale or disposition and (iv) the depreciation of the incremental increase in the basis of an asset arising solely out of purchase accounting treatment of the Merger shall not be deemed to have been charged. In determining Net Worth in accordance with the foregoing, there shall be no "double-counting" (e.g., upon the sale of any asset where depreciation with respect to such asset has been disregarded in accordance with the foregoing clause (iv), gain resulting from such sale shall be calculated with reference to the basis of such asset after adding back an amount equal to such disregarded depreciation).

         1.1.45 "Obligors" shall mean, collectively, the Georgia Obligors and the Texas Obligors.

         1.1.46 "Organizational Documents" shall mean (a) with respect to a corporation, its articles of incorporation and by-laws, (b) with respect to a partnership, its partnership agreement and its certificate of limited partnership (if a limited partnership) and (c) with respect to a limited liability company, its limited liability company operating agreement (or the equivalent thereof) and its certificate of formation (or the equivalent thereof), in each case as amended.

         1.1.47 "Other Guarantee" shall mean the Texas Acquisition Subsidiaries Guarantee, the Georgia Acquisition Subsidiaries Guarantee, the SFEC/SFTP Georgia Guarantee and the SFEC/SFTP Texas Guarantee.

         1.1.48 "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person pursuant to a Covenant Defeasance or under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases (other than Capital Leases) to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits or cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding in good faith with an appeal or other good faith proceeding for review; (c) Liens for property taxes not yet due or payable or subject to penalties for nonpayment or those which are being contested in good faith by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens (i) existing as of the date hereof or (ii) incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of any SF Theme Park or materially impair the use in the operation of the business of any such SF Theme Park; (f) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;
provided further, however, that any such Lien may not extend to any other property owned by SFEC or any of its Subsidiaries; (g) Liens on property at the time SFEC or a Subsidiary of SFEC acquired the property, including any acquisition by means of a merger or consolidation with or into SFEC or any Subsidiary of SFEC; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by SFEC or any Subsidiary; (1) Liens to secure the payment of all or a part of the purchase price of, or Capitalized Lease Obligations with respect to, assets or property acquired or constructed after the date hereof; provided, however, that (i) the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement, (ii) such Liens only extend to or cover such acquired or constructed property and do not encumber any other assets or property of SFEC or any Subsidiary thereof, (iii) such Liens are created within 180 days of construction or acquisition of such assets or property, (iv) the principal amount of any Indebtedness secured by any such Lien does not exceed the cost of assets or property so acquired or constructed and (v) the amount of Indebtedness secured by any such Lien is not subsequently increased; (m) Liens arising by reason of any judgment, decree or order of any court or arbitrator, so long as such judgment, decree or order is being contested in good faith and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated and the period within which such proceedings may be initiated shall not have expired; and (n) Liens securing Senior Indebtedness.

         1.1.49 "Person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

         1.1.50 "Relevant Agreements" shall mean, collectively, the Texas Agreements, the Georgia Agreements and the Zero Coupon Notes Indenture.

         1.1.51 "Required Obligations" shall mean, collectively, the Georgia Agreements Obligations, Texas Agreements Obligations and Zero Coupon Notes Obligations; provided that the Required Obligations shall not include (i) any obligations of the Georgia Acquisition Subsidiaries or the Texas Acquisition Subsidiaries to purchase any Units pursuant to the Accelerated Put provisions under the Texas Agreements and the Georgia Agreements, except as specifically provided in Section 4.2 hereunder; or (ii) the Excluded Obligations.

         1.1.52 "Restricted Payments" shall mean (i) the payment of any dividend or the making of any distribution on account of the Equity Interests of SFEC or of any Non-Qualified Subsidiary (including, without limitation, any payment in connection with any merger or consolidation involving either SFEC or such NonQualified Subsidiary) or to the direct or indirect holders of the Equity Interests of SFEC or such Non-Qualified Subsidiary in their capacity as such (other than dividends or distributions by SFEC payable in Equity Interests of the issuer thereof (or accretions thereon); (ii) the purchase, redemption, or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving SFEC or such Non-Qualified Subsidiary) of any Equity Interests of SFEC or any Non-Qualified Subsidiary, or any other affiliate of SFEC (other than any such Equity Interests owned by SFEC or any wholly-owned Subsidiary of SFEC or Units). For purposes of this definition, "Non-Qualified Subsidiaries" shall mean Subsidiaries in which SFEC owns less than all of the equity interests and in which Holdco and its Subsidiaries or affiliates (other than SFEC and its Subsidiaries) owns an equity interest.

         1.1.53 "Senior Indebtedness" with respect to any Person, shall mean Indebtedness of such Person for borrowed money that is not by its terms subordinated to any other Indebtedness of such Person.

         1.1.54 "SFEC Entities" or "SFEC Entity" shall mean, individually or collectively, SFEC, SFTP, SFT Holdings, SFOT Employee, Inc., Six Flags Over Texas, Inc. ("SFOT"), SFOT Acquisition I, SFOT Acquisition II, SFOT I Holdings, SFOT II Holdings, SFOG, SFOG II Employee, Inc., SFOG Acquisition A, SFOG Acquisition B, SFOG A Holdings, SFOG B Holdings, Six Flags Over Georgia, Inc., Six Flags Services of Georgia, Inc. and, to the extent applicable, any SFEC Subsidiaries.

         1.1.55 "SF Theme Parks" shall mean, collectively, the theme parks set forth on Exhibit C hereto and any additional theme parks hereinafter acquired by SFEC and its Subsidiaries.

         1.1.56 "Subsidiary" with respect to any Person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned or controlled by such

Person or which such Person is directly or indirectly a general partner or managing member (or acts in similar such capacity). For purposes of this Agreement, all references to "Subsidiaries" of a Person shall be deemed to mean "Subsidiary" if such Person has only one Subsidiary.

         1.1.57 "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including, but not limited to, income, excise, property, sales, use, value added, franchise, payroll, transfer, transfer gain, gross receipts, withholding, social security and unemployment taxes or other taxes of any kind, imposed by any foreign, Federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

         1.1.58 "Texas End-of-Term Option Transactions" shall mean the transactions described in clauses (b), (c) and (d) of Section 7.2 and clauses
(a) and (b) of Section 7.4 of the Texas Overall Agreement.

         1.1.59 "Texas Fund Interests" shall mean, in the case of an End-of-Term Option, all interests in the Texas Fund, Texas Flags, Ltd. ("Flags") and Six Flags Fund II, Ltd. ("Texas Fund II") described in clauses (b) through (d) of
Section 7.2 of the Texas Overall Agreement, and, in the case of an Accelerated End-of-Term Option, all interests in Texas Fund, Flags and Texas Fund II described in clauses (a) and (b) of Section 7.7 of the Texas Overall Agreement.

         1.1.60 "Texas General Partner" shall mean Jack D. Knox, or any successor managing general partner of Texas Fund.

         1.1.61 "Texas Obligors" shall mean SFEC, SFTP, SFOT, the Texas Acquisition Subsidiaries, SFOT Employee, Inc. and the Texas Partnership.

         1.1.62 "Texas Park" shall mean the amusement park commonly known, on the date hereof, as Six Flags Over Texas.

         1.1.63 "Texas Park Lease" shall mean the agreement identified as "Amusement Park Ground Lease" in Schedule 3.

         1.1.64 "Texas Partnership" shall mean Texas Flags, Ltd., a Texas limited partnership and the owner of the improvements that comprise the Texas Park, and the lessee of the land upon which is situated the Texas Park.

        1.1.65 "Texas Partnership Agreement" shall mean the Amended and
Restated Limited Partnership Agreement of Texas Flags, Ltd., dated as of January 6, 1998.

         1.1.66 "Texas Units" shall mean units of limited partnership interests in Texas Fund, of which there are an aggregate of 240.32422 outstanding on the date hereof.

         1.1.67 "Transfer" shall mean sell, lease, assign, transfer or otherwise dispose of, hypothecate, mortgage, pledge, or otherwise encumber, in each case directly or indirectly, or by operation of law.

         1.1.68 "Triggering Default" shall mean (i) a "Default" as such term is defined in the Georgia Agreements (other than a Default that results from the failure of the TW Parties to perform their obligations with respect to an Accelerated Put as described in Section 4.3 hereof), (ii) a "Default" as such term is defined in the

Texas Agreements (other than a Default that results from the failure of the TW Parties to perform their obligations with respect to an Accelerated Put as described in Section 4.3 hereof), (iii) an "Event of Default" as such term is defined in the Zero Coupon Note Indenture, other than as a result of TWE's failure to comply with the provisions of Section 6.2.2 hereof, (iv) a default by any of the Holdco Parties of their covenants, agreements or obligations hereunder (other than an immaterial default that can be cured upon notice), or
(v) a failure by the Holdco Parties to pay any amounts owed to the TW Parties hereunder or to otherwise reimburse the TW Parties for any amounts paid by either of such parties under the Georgia Guarantee or the Texas Guarantee.

         1.1.69 "TWE Notes Guarantee" shall have the meaning set forth in
Section 1201 of the Zero Coupon Notes Indenture.

         1.1.70 "Units" shall mean the Texas Units and the Georgia Units.

         1.1.71 "Unitholders" shall mean the holders of Units.

         1.1.72 "ZCN Trustee" shall mean the Trustee under the Zero Coupon Notes Indenture, or any successor trustee thereunder. 1.2 Other Defined Terms:

         1.2.1 For purposes of this Agreement, the following terms shall have the meanings ascribed to them in the Section of this Agreement or in the Relevant Agreement set forth opposite them below:


        Term                                                                  Section/Agreement
       -------                                                               -------------------
Accelerated End-of-Term Option                                                       4.5.1

        Term                                                                  Section/Agreement
      --------                                                               -------------------
Accelerated End-of-Term Option Notice                                                4.5.1
Accelerated Option Notice Date                                                       4.5.1
Accreted Value Amount                                                     Zero Coupon Note Indenture
Aggregate Liquidity Put Price                                                        4.2.2
Asserted Third Party Liability                                                       7.3.1
Beneficial Shares                                                                     3.3
Beneficial Share Assignment                                                           3.3
Claims Notice                                                                        7.3.1
Direct Claim                                                                         7.3.3
Direct Claim Notice                                                                  7.3.3
Eligible Securities                                                                   8.2
End-of-Term Option                                                        Texas Overall Agreement and
                                                                           Georgia Overall Agreement
Escrow Agent                                                                         7.3.4
Escrow Amounts                                                                       7.3.4
ETO Exercise Notice                                                                  4.4.1
Flags' Directors                                                                   Preamble
Flags Georgia L.L.C.                                                               Preamble
Georgia Acquisition Subsidiaries                                                   Preamble
Georgia Acquisition Subsidiaries Guarantee                                         Preamble
Georgia Agreements                                                                 Preamble
Georgia Agreements Obligations                                                     Preamble
Georgia AP Units                                                                     4.3.1
Georgia AP Units Cash Flow Assignment                                                4.3.1
Georgia Beneficiaries                                                              Preamble
Georgia Fund                                                                       Preamble

        Term                                                                  Section/Agreement
      --------                                                               -------------------
Georgia Guarantee                                                                  Preamble
Georgia Overall Agreement                                                          Preamble
Georgia Related Agreements                                                         Preamble
Georgia Units Purchaser                                                              4.2.2
Indemnitee                                                                            7.3
Indemnitor                                                                            7.3
Liquidity Put Certificate                                                            4.2.2
Liquidity Put Notice                                                                 4.2.1
Liquidity Put Settlement Date                                             Texas Overall Agreement and
                                                                           Georgia Overall Agreement
Liquidity Put                                                             Texas Overall Agreement and
                                                                           Georgia Overall Agreement
Merger                                                                             Preamble
Merger Agreement                                                                   Preamble
Maturity                                                                  Zero Coupon Note Indenture
Notice of Election to Exercise                                            Texas Overall Agreement and
                                                                          Georgia Overall Agreement
Offer to Purchase                                                         Zero Coupon Note Indenture
Payment Blockage Notice                                                               8.1
Payment Blockage Period                                                               8.1
Principal Amount                                                          Zero Coupon Note Indenture
Repaid Georgia AP Units                                                              4.3.1
Repaid Texas AP Units                                                                4.3.1
Selling Unitholder                                                                   4.2.2
SFEC Subsidiary                                                                      6.1.5
SFG-I                                                                              Preamble
SFOG Acquisition A                                                                 Preamble

                                                                         26

        Term                                                                  Section/Agreement
      --------                                                               -------------------

SFOG Acquisition B                                                                 Preamble
SFOG BH Capital Stock                                                                 3.1
SFOG Capital Stock                                                                    3.1
SFOG IIH Capital Stock                                                                3.1
SFOGA AH Capital Stock                                                                3.1
SFOT Acquisition I                                                                 Preamble
SFOT Acquisition II                                                                Preamble
SFOT IH Capital Stock                                                                 3.1
SFEC/SFTP Georgia Guarantee                                                        Preamble
SFT H Capital Stock                                                                   3.1
SFTP/SFEC Texas Guarantee                                                          Preamble
Stated Maturity                                                           Zero Coupon Note Indenture
Subordinated Indemnity Escrow Agreement                                              7.3.4
Subordination Obligations                                                             8.1
Termination Date                                                                      9.1
Texas Agreements Obligations                                                       Preamble
Texas Acquisition Subsidiaries                                                     Preamble
Texas Acquisition Subsidiaries Guarantee                                           Preamble
Texas AP Units                                                                       4.3.1
Texas AP Units Cash Flow Assignment                                                  4.3.1
Texas Agreements                                                                   Preamble
Texas Beneficiaries                                                                Preamble
Texas Fund                                                                         Preamble
Texas Fund II                                                                      Preamble
Texas Overall Agreement                                                            Preamble

                                                                         27

        Term                                                                  Section/Agreement
      --------                                                               -------------------

Texas Related Agreements                                                           Preamble
Texas Guarantee                                                                    Preamble
Texas Units Purchaser                                                                4.2.2
Texas Guarantee                                                                    Preamble
TW Guarantees                                                                      Preamble
12 1/4Debentures                                                                       6.1.5
12 1/4Debentures Indenture                                                             6.1.5
ZCN Trustee                                                                        Preamble
Zero Coupon Notes                                                                  Preamble
Zero Coupon Notes Obligations                                                         2.1
Zero Coupon Notes Indenture                                                        Preamble


                            ARTICLE 2

                      PERFORMANCE OF OBLIGATIONS

    2.1 Zero Coupon Notes. In each case for the sole and exclusive benefit of TWE only, (a) SFEC hereby agrees to, and (b) Holdco agrees to cause SFEC to, perform all of SFEC's obligations under the Zero Coupon Notes Indenture and the Zero Coupon Notes, including, without limitation, the due and punctual payment of the Principal Amount of the Zero Coupon Notes at the Stated Maturity or the Accreted Value Amount upon an acceleration of Maturity and all other amounts due and payable under the Zero Coupon Notes and the Zero Coupon Notes Indenture by SFEC (collectively, the "Zero Coupon Notes Obligations"), when and as the same shall become due and payable, according to the terms of the Zero Coupon Notes and the

Zero Coupon Notes Indenture, and (c) SFEC and Holdco each guarantees the payment of all such amounts and the performance of all such obligations thereunder.

    2.2 Georgia Obligations. In each case for the sole and exclusive benefit of the TW Parties only, each of the Holdco Parties (a) shall cause the Georgia Obligors to perform the Georgia Agreement Obligations when and as the same shall be payable or required to be performed under the Georgia Agreements and (b) guarantees the payment of all amounts required to be paid and the performance of all covenants, agreements and obligations required to be performed or complied with by the Georgia Obligors thereunder.

    2.3 Texas Obligations. In each case for the sole and exclusive benefit of the TW Parties only, each of the Holdco Parties (a) shall cause the Texas Obligors to perform the Texas Agreement Obligations when and as the same shall be payable or required to be performed under the Texas Agreements and
(b) guarantees the payments of all amounts required to be paid and the performance of all covenants, agreements and obligations required to be performed or complied with by the Texas Obligors thereunder.

    2.4 Continuing and Irrevocable Obligations. The obligations of the Holdco Parties under Sections 2.1 through 2.3 including the guarantees thereunder shall be, except as provided in Article 8, absolute, unconditional and irrevocable, joint and several and shall not terminate unless and until the Required Obligations have been indefeasibly paid and performed in full or otherwise satisfied or waived by the TW Parties or the Texas Beneficiaries and the Georgia Beneficiaries (in a manner that legally relieves and discharges the parties from any liability with respect to the TW Guarantees).

    2.5 Nature of Obligations.

        (a) The liability of each Holdco Party hereunder is independent of and not in consideration of the liability of the Obligors or any other Holdco Party and a separate action or actions may be brought and prosecuted by the TW Parties and their respective permitted successors and assigns, as the case may be, against any Holdco Party and its permitted successors and assigns, whether or not any action is brought or prosecuted against any Obligor or any other Holdco Party or whether or not any Obligor or any other Holdco Party is joined in any such action or actions. The guarantee of each of the Holdco Parties under Sections 2.1 through 2.3 hereof shall be construed as a continuing, absolute, unconditional and irrevocable guarantee of payment and performance (and not merely of collection) without regard to:

            (i) the legality, validity or enforceability of any of the Texas Agreements, the Georgia Agreements, the Zero Coupon Notes Indenture, the Zero Coupon Notes, the Merger Agreement or any agreement related thereto (other than this Agreement), any of the Required Obligations, any collateral or any Other Guarantee;

            (ii) any defense (other than indefeasible payment or an applicable statute of limitations), set-off or counterclaim (other than a set-off or counterclaim arising from the failure of the TW Parties to perform their obligations hereunder) that may at any time be available to any Obligor or any Holdco Party against, and any right of set-off at any time held by, the Beneficiaries (or any one of them), the TW Parties or any other Holdco Party; or

            (iii) any other circumstance whatsoever (with or without notice to or knowledge of any Holdco Party or any Obligor, but excluding circumstances resulting from the failure of the TW Parties to perform the Excluded Obligations), whether or not similar to any of the foregoing, that constitutes, or might be construed to constitute, an equitable or legal discharge of any Obligor or any Holdco Party, in bankruptcy or in any other instance.

        (b) In the event of default by any Obligor in payment or performance of the Required Obligations, or any part thereof, when such payment or performance becomes due, either by its terms or as the result of the exercise of any power to accelerate, the Holdco Parties, as applicable, shall, pay the amount due thereon to the applicable Beneficiaries or perform or observe the Required Obligations, and it shall not be necessary for the Beneficiaries (and each Holdco Party expressly waives any rights it might otherwise have to require the Beneficiaries or the TW Parties) to proceed against any Obligor, any collateral or any other Person.

        (c) Suit may be brought or demand may be made against any Obligor or any other Holdco Party, as applicable, separately or together, without impairing the rights of the TW Parties against any Holdco Party or any other Person.

    2.6 Authorization. Subject to Section 6.2.5, following and during the continuance of a Triggering Default, each Holdco Party authorizes the TW Parties, without notice to or further assent by such Holdco Party and without affecting such Holdco Party's liability hereunder (regardless of whether any subrogation or similar right that such Holdco Party may have or any other right or remedy of such Holdco Party is extinguished or impaired), from time to time, to:

        (a) terminate, release, compromise, subordinate, extend, or otherwise change the amount or time, manner or place of payment or performance of, or rescind any demand for payment or performance of, the Required Obligations or any part thereof, provided, that, if any such action taken without the consent of such Holdco Party has the effect of increasing the amount of any Required Obligation, then, as to such Holdco Party, the guarantees thereof under Sections 2.1 through 2.3 hereof shall extend only to the Required Obligations without giving effect to such increase in amount; provided, further, that a change in the condition (financial or other) of any Obligor resulting from a forbearance, extension or equivalent of either will not be deemed to be an increase of or to cause an increase of the amount of any Required Obligation within the meaning of the preceding proviso;

        (b) to the extent permitted by the Georgia Agreements and the Texas Agreements, take and hold any stock of the Acquisition Companies and the preferred stock or assets of GP Holdings, perfect or refrain from perfecting a lien on such stock and assets, and exchange, enforce, subordinate, release (whether intentionally or unintentionally), or take or fail to take any other action in respect of any such stock and assets or lien or any part thereof;

        (c) exercise, fail to exercise, waive, suspend, terminate or suffer expiration of any of the remedies or rights of the TW Parties against any Obligor or any Holdco Party in respect of any Required Obligations or any collateral, as the TW Parties may elect in their discretion;

        (d) release, partially, release, add or settle with any Obligor or any Holdco Party, whether expressly, by operation of law or without limitation otherwise;

        (e) accept partial payments on the Required Obligations and apply all payments or recoveries from any Obligor or any Holdco Party or collateral to such of the Required Obligations as the TW Parties may elect in their discretion, whether or not such Required Obligations are secured or guaranteed; and

        (f) otherwise deal with any Obligor or any Holdco Party and any collateral as the TW Parties may elect in their discretion.

    2.7 Certain Agreements and Waivers by Each Holdco Party. Each Holdco Party hereby agrees that neither any TW Party's rights or remedies nor any Holdco Party's obligations under this Article 2 shall be released, diminished, impaired, reduced or affected by any one or more of the following events, actions, facts or circumstances, and the liability of each Holdco Party under this Article 2 shall be absolute, unconditional and irrevocable irrespective of:

        (a) the death, insolvency, bankruptcy, disability, dissolution, liquidation, termination, receivership, reorganization, merger, consolidation, change of form, structure or ownership, sale of all assets, or lack of corporate, partnership, limited partnership, limited liability company or other power of any Obligor or any Holdco Party or any other Person at any time liable for the payment or performance of any or all of the Required Obligations;

        (b) all rights and benefits under applicable law purporting to reduce a guarantor's obligations in proportion to the obligation of the principal or providing that the obligation of a surety or guarantor must neither be larger nor in other respects more burdensome than that of the principal;

        (c) any requirement of marshaling or any other principle of election of remedies and all rights and defenses arising out of an election of remedies by any TW Party by, even though that election of remedies has destroyed any Holdco Party's rights of subrogation and reimbursement against any Obligor;

        (d) any right to assert against any TW Party any defense (legal or equitable), set-off, counterclaim and other right that any Holdco Party may now or any time hereafter have against any Obligor;

        (e) presentment, diligence in making demands hereunder, demand on any other Holdco Party, notice of dishonor or nonperformance, protest, acceptance and notice of acceptance of the guarantees under Sections 2.1 through 2.3 hereof;

        (f) any order, ruling or plan of reorganization emanating from any proceeding under the Bankruptcy Code with respect to any Obligor or any other Person, including any extension, reduction, composition, or other alteration of the Required Obligations, whether or not consented to by the Holdco Parties; or

        (g) except to the extent otherwise provided in Section 2.5(a), any rights, defenses and other benefits any Holdco Party may have under the provisions of Section 34.02 of the Texas Business and Commerce Code or
Section 10-7-24 of the Official Code of Georgia Annotated, as applicable.

    2.8 Duty of Inquiry. Each Holdco Party assumes the responsibility for being and keeping itself informed of the financial condition of each Obligor and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Required Obligations that diligent inquiry would reveal, and agrees that the TW Parties shall have no duty to advise any Holdco Party of information regarding such condition or any such circumstances.

    2.9 Bankruptcy No Discharge.

        (a) The guarantees of any Holdco Party under Section 2.1 hereof shall not be discharged or otherwise affected, with respect to any other Holdco Party, by any bankruptcy, reorganization or similar proceeding commenced by or against any Obligor, including (i) any discharge of, or bar to stay against collecting, all or any part of the Required Obligations in or as a result of any such proceeding, whether or not assented to by the TW Parties, or (ii) any disallowance of all or any portion of the TW Parties' claim for repayment or performance of the Required

Obligations. If acceleration of the time for payment or performance of any Required Obligations is stayed or delayed as a result of any such proceeding, all such amounts shall nonetheless be payable by each Holdco Party, on demand by the TW Parties.

        (b) If a payment of any Required Obligation by any Obligor is made and is later determined not to have been indefeasibly made in whole or in part, such payment by any such Obligor to the Beneficiaries or the TW Parties, as the case may be, shall not constitute a release of any Holdco Party from any liability hereunder, and (i) the guarantees of the Holdco Parties under Sections 2.1 through 2.3 hereof (and any lien on any collateral securing such guarantees or the Required Obligations) shall continue to be effective or shall be reinstated notwithstanding any prior release, surrender or discharge by any TW Party of the guarantees of the Holdco Parties under Sections 2.1 through 2.3 and /or of any Holdco Party, and (ii) the guarantees of the Holdco Parties under Sections 2.1 through 2.3 (and any lien on any collateral securing such guarantees or the Required Obligations) shall apply to any and all amounts so refunded by any Beneficiaries or the TW Parties or paid by any Beneficiaries or the TW Parties to another Person (including any interest included in such amount), all as though such payment had not been made or such proceeds had not been received.

    2.10 Limitation on Obligations. The obligations of each Holdco Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Sections 544 or 548 of the United States Bankruptcy Code or any comparable provisions of any applicable law.

                                    ARTICLE 3

                           TRANSFERS OF CAPITAL STOCK

    3.1 Capital Stock of SFOG A Holdings, SFOG B Holdings, SFOT I Holdings, SFOT II Holdings, SFOG and SFT Holdings. Immediately following the Effective Time of the Merger:

        (a) SFEC shall sell, assign, transfer, and convey to TW-SPV Co. all right, title and interest of SFEC in and to the capital stock of SFOG B Holdings (the "SFOG BH Capital Stock") in consideration of $1.00 in cash. Immediately prior to such transfer, SFEC shall cause SFOG B Holdings to incur $_____ of indebtedness, the proceeds of which will immediately be distributed to SFEC.1/

        (b) SFEC shall sell, assign, transfer and convey to TW-SPV Co. all right, title and interest of SFEC in and to the capital stock of SFOT II Holdings (the "SFOT IIH Capital Stock") in consideration of $1.00 in cash. Immediately prior to such transfer, SFEC shall cause SFOT II Holdings to incur $_____ of indebtedness, the proceeds of which will immediately be distributed to SFEC.2/

        (c) SFTP shall sell, assign, transfer and convey to TW-SPV Co. all right, title and interest of SFTP in and to the capital stock of SFOG A Holdings (the "SFOG AH Capital Stock") in consideration of $1.00 in cash. Immediately prior

--------
1/ The amount of debt shall equal fair market value of SFOG B Holdings less $1.00.

2/ The amount of debt shall equal the fair market value of SFOT II Holdings less $1.00.

to such transfer, Holdco will cause SFOG A Holdings to incur $________3/ of indebtedness, the proceeds of which will immediately be distributed to SFTP.

        (d) SFTP shall sell, assign, transfer and convey to TW-SPV Co. all right, title and interest of SFTP in and to the capital stock of SFOT I Holdings (the "SFOT IH Capital Stock") in consideration of $1.00 in cash. 3/ The amount of debt shall equal (a) the number of Georgia Units then held by SFOG Acquisition A, multiplied by (b) the acquisition price paid for each such unit (e.g., $2,383,589), less (c) $1.00. Immediately prior to such transfer, Holdco will cause SFOT I Holdings to incur $________4/ of indebtedness, the proceeds of which will immediately be distributed to SFTP.

        (e) SFEC shall sell, assign, transfer and convey to GP Holdings all right, title and interest of SFEC in and to the capital stock of SFOG (the "SFOG Capital Stock") in consideration of $1.00 in cash. Immediately prior to such transfer, Holdco shall cause SFOG to incur $_____5/ of indebtedness, the proceeds of which will immediately be distributed to SFEC.

        (f) SFTP shall sell, assign, transfer and convey to GP Holdings all right, title and interest of SFTP in and to the capital stock of SFT Holdings (the "SFT H Capital Stock") in consideration of $1.00 in cash. Immediately

--------
3/ The amount of debt shalle equal (a) the number of Georgia Units then held by SFOG Acquisition A, multiplied by (b) the acquisition price paid for each such unit (e.g., $2,383,589), less (c) $1.00.

4/ The amount of debt shall equal (a) the number of Texas Units then held by SFOT Acquisition I, multiplied by (b) the acquisition price of each such unit (e.g., $1,457,323), less $1.00.

5/ The amount of debt shall equal the fair market value of the Georgia General Partner, less $1.00 prior to such transfer, SFTP will cause SFT Holdings to incur $___6/ of indebtedness, the proceeds of which will immediately be distributed to SFTP.

    (g) In furtherance of the provisions of this Section 3.1, concurrently with the consummation of each of the transactions described in the foregoing clauses (a) through (f), SFTP and SFEC shall deliver to TW-SPV Co. or GP Holdings, as applicable, such certificate or certificates representing the SFOG BH Capital Stock, the SFOT IIH Capital Stock, SFOG AH Capital Stock, SFOT IH Capital Stock, the SFOG Capital Stock and the SFT H Capital Stock, as applicable, in each case, duly endorsed in blank or accompanied by stock powers duly executed in blank, in form for transfer to TW-SPV Co. or GP Holdings, as applicable, with all appropriate stock transfer tax stamps affixed, in each case, against payment to SFEC or SFTP, as applicable, of the cash consideration due in respect thereof.

    3.2 Preferred Stock of GP Holdings. Immediately following the Effective Time of the Mergers, GP Holdings shall, and Holdco shall cause GP Holdings to, issue to TWE 100 fully paid and non-assessable shares of GP Holdings Preferred Stock in consideration of $1.00 in cash.

    3.3 Beneficial Assignment of Interests. Immediately following consummation of the transactions contemplated by Section 3.1 hereof, TW-SPV Co. and Holdco shall execute and deliver the Beneficial Share Assignment Agreement substantially in the form Exhibit D (the "Beneficial Share Assignment"), pursuant to

--------
6/ The amount of debt shall equal the fair market value of the Texas General Partner less $1.00.

which, among other things, (A) Holdco shall pay to TW-SPV Co. $4.00 in cash (which payment shall be made immediately following consummation of the transactions contemplated by Section 3.1), and (B) in consideration of such payment, TW-SPV Co. shall take all reasonable actions necessary so that Holdco shall be afforded the economic benefits to be conferred by the ownership of the SFOG AH Capital Stock, SFOG BH Capital Stock, SFOT IH Capital Stock and the SFOT IIH Capital Stock (collectively, the "Beneficial Shares"), by assigning to Holdco, until the occurrence and continuance of a Triggering Default, (x) the right to receive, all cash flow derived from such Beneficial Shares, including all cash flow derived from the Units owned by the Acquisition Subsidiaries on and after the date hereof; such cash flow to be paid to Holdco as soon as practicable, but in no event later than two Business Days, following the receipt thereof by TW-SPV Co. and (y) the right to vote such Beneficial Shares including with respect to the election and removal of directors. In furtherance of the foregoing, the Persons entitled to vote the Beneficial Shares shall cause the Acquisition Subsidiaries and the Acquisition Holding Companies to pay to the holders of its capital stock all cash received in respect of Units, as soon as practicable, but in no event later than two Business Days, following receipt thereof.

    3.4 Preferred Stock of Acquisition Companies. TW-SPV Co. shall cause each of the Acquisition Holding Companies to issue to Holdco in consideration of $1.00 a class of preferred stock of each such Acquisition Holding Company, the terms of which will provide the holder of such stock, without duplication, the economic benefits and voting rights (upon the same terms and subject to the same limitations) intended to be conferred upon Holdco under the Beneficial Share Assignment.

    3.5 Tax Matters. Solely for all federal, state and local income tax and accounting purposes, (i) the sales, transfers, conveyances and assignments pursuant to Sections 3.1 and 3.3 shall be deemed to be distributions of the Beneficial Shares to Holdco and (ii) Holdco will be deemed the owner of all Beneficial Shares throughout the term of this Agreement and will include all Acquisition Companies in its consolidated federal income tax returns and appropriate combined or unitary returns filed by Holdco or its affiliates. The parties hereto agree to report and otherwise take actions solely for all income tax and accounting purposes with respect to the foregoing transactions consistent with the description contained in the preceding sentence. Holdco will pay (i) all Taxes of all of the Acquisition Companies and of TW-SPV Co., except as is attributable to a breach by the TW Parties of their obligations hereunder and except for any Taxes of TW-SPV Co. arising by reason of being part of any affiliated, combined or unitary group including TWX or any of its affiliates and their respective successors and (ii) all Taxes for which any of them may be liable by reason of being part of any affiliated, combined or unitary group including Holdco, SFEC or any of their respective affiliates or successors and all Taxes of GP Holdings and its successors. Holdco and its affiliates hereby waive any rights of contribution from or subrogation to the Acquisition Companies or TW-SPV Co. with respect to payments of any Taxes or other amounts required to be paid by Holdco pursuant to this Section 3.5.

                                   ARTICLE 4

              LIQUIDITY PUTS; ACCELERATED PUTS; END-OF-TERM OPTIONS

    4.1 General. Without limiting any of the rights or obligations of the parties under Article 2 hereof, the provisions of this Article 4 shall govern the respective rights and obligations of the parties with respect to any Liquidity Put, Accelerated Put, or End-of-Term Option (including any accelerated End-of-Term Option). Notwithstanding the provisions of the Texas Agreements and the Georgia Agreements to the contrary and except as specifically provided for under this Agreement, none of the TW Parties, the Holdco Parties or their respective affiliates shall purchase, offer or agree to purchase or otherwise acquire any Units or take any action that would increase the purchase price of any Units under the Georgia Agreements or the Texas Agreements.

    4.2 Procedures Relating to Liquidity Puts.

         4.2.1 Liquidity Put Notices.

         (a) Subject to the further provisions of Section 4.2, the Holdco Parties shall on behalf of the Texas Acquisition Subsidiaries and the Georgia Acquisition Subsidiaries, as the case may be (and for the sole and exclusive benefit of the TW Parties only), administer, observe, comply with and perform, at the sole cost and expense of the Holdco Parties, any and all of the obligations of the Texas Acquisition Subsidiaries and the Georgia Acquisition Subsidiaries with respect to any Liquidity Put, including, without limitation, the preparation and dissemination of notices (each such notice a "Liquidity Put Notice") in respect of such Liquidity Put in accordance with the respective terms and provisions of the Texas Overall Agreement and the Georgia Overall Agreement, the calculation of the Put Price in respect of such Liquidity Put, the determination of the Liquidity Put Number and the payments of amounts necessary to acquire Units in respect of such Liquidity Put.

         (b) Without limiting SFEC's obligations under Section 4.2.1(a), or any party's obligations under Section 10.2 hereof, (i) each of the Acquisition Subsidiaries shall, and the Persons entitled to vote the Beneficial Shares shall cause each of them to, deliver all information within its possession relating to and in connection with any Liquidity Put to SFEC; and (ii) SFEC shall, not later than five Business Days prior to the date upon which any Liquidity Put Notice is, pursuant to the Texas Overall Agreement or the Georgia Overall Agreement, as applicable, required to be given to the applicable Unitholders, furnish to the TW Parties (a) the form of any such Liquidity Put Notice for its approval (which approval shall not be unreasonably withheld or delayed, provided that, if such Liquidity Put Notice is in the form of Exhibits 3.4(b) and 3.5(b) of the Texas Overall Agreement or the Georgia Overall Agreement, respectively, or if the TW Parties shall fail to approve or disapprove any Liquidity Put Notice within three Business Days following receipt thereof, then, in either case, such Liquidity Put Notice shall be deemed to have been approved by the TW Parties) and (b) copies of all other documents relating to such Liquidity Put Notice, including, without limitation, any information provided to SFEC by the Texas General Partner or the Georgia General Partner in respect thereof. All Liquidity Put Notices shall designate SFEC, acting on behalf of the Texas Acquisition Subsidiaries and the Georgia Acquisition Subsidiaries, as applicable, as the recipient of all Notices of Election to Exercise delivered in respect of any such Liquidity Put Notice.

         4.2.2 Payment of Put Price. With respect to each Liquidity Put:

         (a) Not later than 10 Business Days after April 15 of any year in which Unitholders may, pursuant to the Texas Overall Agreement or the Georgia Overall Agreement, as applicable, exercise Liquidity Put rights, SFEC shall, to the extent any Unitholders exercise such rights, furnish to the TW Parties a certificate (each a "Liquidity Put Certificate") of the Chief Financial Officer of SFEC and Holdco, respectively, setting forth the aggregate number of Texas Units or Georgia Units, as the case may be, to be purchased pursuant to such Liquidity Put, the identity of each Unitholder that delivers a Notice of Election to Exercise in connection with such Liquidity Put (each such Unitholder, a "Selling Unitholder"), the Put Price to be paid to each such Selling Unitholder and the aggregate Put Price to be paid to all such Selling Unitholders (the "Aggregate Liquidity Put Price").

         (b) All Texas Units and all Georgia Units for which a valid and appropriate Notice of Election to Exercise is delivered in respect of such Liquidity Put shall, subject to the pro-ration cut-back provisions of Section 3.3(b) of the Texas Overall Agreement and the Georgia Overall Agreement, respectively be purchased by SFOT Acquisition II (the "Texas Units Purchaser") or SFOG Acquisition B (the "Georgia Units Purchaser"), as applicable, unless the parties otherwise agree.

         (c) Not later than two Business Days prior to the Liquidity Put Settlement Date applicable to such Liquidity Put, (i) the Holdco Parties shall (for the sole and exclusive benefit of the TW Parties only) pay to the Texas Units Purchaser or the Georgia Units Purchaser, as applicable, the Aggregate Liquidity Put Price for such Liquidity Put in immediately available funds in United States Dollars in an account of such Texas Units Purchaser or Georgia Units Purchaser, as the case may be. The Texas Units Purchaser or the Georgia Units Purchaser, as applicable, shall use such funds to purchase from and pay the applicable Put Price (or portion thereof) to each Selling Unitholder in respect of such Selling Unitholder's Texas Units or Georgia Units set forth in the Notice of Election to Exercise delivered by such Selling Unitholder in connection with such Liquidity Put. By virtue of the Beneficial Share Assignment, unless a Triggering Default occurs and is continuing, all cash flow derived from the Units acquired pursuant to this Section 4.2 shall be paid over to Holdco upon receipt by TW-SPV Co. thereof.

    4.3 Procedures Relating to Accelerated Puts.

         4.3.1 Notice of an Accelerated Put. If at any time there shall occur an event which requires the Texas Acquisition Subsidiaries or the Georgia Acquisition Subsidiaries, as the case may be, to purchase Units pursuant to an Accelerated Put (as defined in Section 6.1 of the Texas Acquisition Subsidiaries Guarantee and the Georgia Acquisition Subsidiaries Guarantee, respectively), then the following shall apply:

         (a) The TW Parties shall make available to the Georgia Units Purchaser sufficient funds to purchase from and pay to each Eligible Unitholder the Accelerated Put Price applicable to such Accelerated Put. The parties hereby agree to take all actions, and execute all amendments to this Agreement and the Beneficial Share Assignment, reasonably necessary to cause the Georgia Units Purchaser to assign to TWE all cash flow derived from the Georgia Units (the "Georgia AP Units Cash Flow Assignment") purchased pursuant to an Accelerated Put (collectively, "Georgia AP Units"). All Georgia AP Units held by the Georgia Units Purchaser and TWE's rights to the cash flow derived from such Georgia AP Units shall be subject to the provisions of clause (b) of this Section 4.3.1.

         (b) On the Liquidity Put Settlement Date for each Liquidity Put following the purchase of Georgia AP Units pursuant to clause (a) above, Holdco shall pay to the TW Parties an amount equal to the product of (i) Liquidity Put Number for such Liquidity Put, less any Georgia Units that are actually tendered pursuant to such Liquidity Put (but in no event greater than the number of Georgia AP Units in respect of which payments have not been made by Holdco hereunder (the "Repaid Georgia AP Units")), multiplied by
(ii) the lesser of (x) the Put Price for such Liquidity Put (as such Put Price is determined in accordance with Section 3.2 of the Georgia Overall Agreement) and (y) the applicable Accelerated Put Price. Upon any such payment, the Repaid Georgia AP Units shall no longer be subject to the Georgia AP Units Cash Flow Assignment.

         (c) The TW Parties shall make available to the Texas Units Purchaser sufficient funds to purchase from and pay to each Eligible Unitholder the Accelerated Put Price applicable to such Accelerated Put. The parties hereby agree to take all actions, including executing all amendments to this Agreement and the

Beneficial Share Assignment, reasonably necessary to cause the Texas Units Purchaser to assign to TWE all cash flow derived from the Texas Units (the "Texas AP Units Cash Flow Assignment") purchased pursuant to an Accelerated Put (collectively, "Texas AP Units"). All Texas AP Units held by the Texas Units Purchaser and TWE's rights to the cash flow derived from such Texas AP Units shall be subject to the further provisions of clause (d) of this
Section 4.3.1.

         (d) On the Liquidity Put Settlement Date for each Liquidity Put following the purchase of Texas AP Units pursuant to clause (c) above, Holdco shall pay to the TW Parties an amount equal to the product of (i) Liquidity Put Number for such Liquidity Put, less any Texas Units that are actually tendered pursuant to such Liquidity Put (but in no event greater than the number of Texas AP Units in respect of which payments have not been made by Holdco hereunder (the "Repaid Texas AP Units")), multiplied by the lesser of
(x) the Put Price for such Liquidity Put (as such Put Price is determined in accordance with Section 3.2 of the Texas Overall Agreement) and (y) the applicable Accelerated Put Price. Upon any such payment, the Repaid Texas AP Units shall no longer be subject to the Texas AP Units Cash Flow Assignment.

         (e) Solely for all income tax and accounting purposes during the period the cash flow from the Georgia AP Units is assigned to TWE pursuant to the Georgia AP Units Cash Flow Assignment, TWE shall be deemed to be the owner of such Georgia AP Units and as such owner shall be deemed to transfer such Georgia AP Units to the Georgia Units Purchaser pursuant to Section 4.3.1(b)
above at such time as the Georgia AP Units are no longer subject to the Georgia AP Units Cash Flow Assignment. Solely for accounting and all income tax purposes during the period the cash flow from the Texas AP Units is assigned to TWE pursuant to the Texas AP Units Cash Flow Assignment, TWE shall be deemed to be the owner of such Texas AP Units and as such owner shall be deemed to transfer of such Texas AP Units to the Texas Units Purchaser pursuant to Section 4.3.1(d) above at such time as the Texas AP Units are no longer subject to the Texas AP Units Cash Flow Assignment. The parties agree to report and otherwise take actions consistent with the foregoing.

    4.4 Procedures Relating to End-of-Term Options. The following provisions shall apply to any End-of-Term Option, other than an Accelerated End-of-Term Option under Section 7.7 of the Texas Overall Agreement, which shall be subject to Section 4.5 hereof.

         4.4.1 End-of-Term Option Notices. If the Holdco Parties desire to have the Georgia Units Purchaser or the Texas Units Purchaser exercise the End-of-Term Option under the Georgia Overall Agreement and the Texas Overall Agreement, respectively, then, not later than 30 days prior to the applicable End-of-Term Option Exercise Date, the Holdco Parties shall give written notice (an "ETO Exercise Notice") to the Georgia Units Purchaser or Texas Units Purchaser, as applicable (with a copy of such notice to the TW Parties), instructing the Georgia Units Purchaser or the Texas Units Purchaser, as the case may be, to exercise such End-of-Term Option, such notice to set forth the date upon which such End-of-Term Option shall be exercised and include forms of all notices or such other information necessary to effect the exercise of the relevant End-of-Term Option. If any such End-of-Term Option shall lapse without the exercise thereof, the rights and responsibilities with respect to the Units so affected shall be as otherwise provided in this Agreement and the disposition of the Georgia Park and the Texas Park shall be as provided in the Georgia Overall Agreement and the Texas Overall Agreement, respectively. Upon exercise of an End-of-Term Option, the following shall apply:

         4.4.2 Actions in respect an End-of-Term Option.

         (a) With respect to an End-of-Term Option under the Georgia Overall Agreement, provided the Holdco Parties have given a valid and effective ETO Exercise Notice, the Holdco Parties shall have the right and obligation to administer, observe, comply with and perform all obligations of the Georgia Units Purchaser under such End-of-Term Option and shall, not later than three Business Days prior to the End-of-Term Option Settlement Date, pay to the Georgia Units Purchaser (in immediately available funds in United States Dollars in the account of the Georgia Units Purchaser designated by the TW Parties) the Aggregate Georgia-End-of-Term Option Payment.

         (b) With respect to an End-of-Term Option under the Texas Overall Agreement, provided the Holdco Parties have given a valid and effective ETO Exercise Notice, the Holdco Parties shall have the right and obligation to administer, observe, comply with and perform all obligations of the Texas Units Purchaser under such End-of-Term Option and shall, not later than three Business Days prior to the

End-of-Term Option Settlement Date, pay to the Texas Units Purchaser (in immediately available funds in United States Dollars in the account of such Texas Units Purchaser designated by the TW Parties) the Aggregate Texas End-of-Term Option Payment.

         4.4.3 Casualty or Loss Accelerated End-of-Term Option. If an End-of-Term Option is deemed accelerated and exercised pursuant to Section
7.6 or 8.6 of the Texas Overall Agreement and Georgia Overall Agreement, respectively, then the Holdco Parties shall be deemed to have given an ETO Exercise Notice in respect of such End-of-Term Option, shall observe, comply with and perform all of the obligations of the applicable Acquisition Subsidiary in respect of such End-of-Term Option and shall undertake the actions described in Sections 4.4.2(a) and 4.4.2(b), as applicable.

    4.5 Procedures Relating to An Accelerated End-of-Term Option.

         4.5.1 End-of-Term Option Notices. If at any time prior to the 90th day immediately preceding the End-of-Term Option Exercise Date (the "Accelerated Option Notice Date"), the Texas Units Purchaser or affiliates thereof, or the Holdco Parties, or affiliates thereof, shall have acquired all of the Texas Units and the Holdco Parties desire to have the Texas Units Purchaser accelerate the End-of-Term Option as provided under Section 7.7 of the Texas Overall Agreement (an "Accelerated End-of-Term Option"), the Holdco Parties shall by written notice (the "Accelerated End-of-Term Option Notice") to the Texas Units Purchaser, given not later than the Accelerated Option Notice Date (with a copy to the TW Parties), instruct

Texas Units Purchaser to effect such Accelerated End-of-Term Option. The Accelerated End-of-Term Option Notice shall set forth the date upon which the Accelerated End-of-Term Option is to be effected and shall include forms of all notices and such other information necessary to effect the Accelerated End-of-Term Option in compliance with the Texas Overall Agreement. If the Holdco Parties shall request the Texas Units Purchaser to effect the Accelerated End-of-Term Option, the following shall apply:

         4.5.2 Actions in respect an Accelerated End-of-Term Option. Provided the Holdco Parties shall have delivered a valid and effective Accelerated End-of-Term Option Notice on or prior to the Accelerated Option Notice Date, the Holdco Parties shall have the right and obligation to administer, observe, comply with and perform all obligations of the Texas Units Purchaser with respect to the Accelerated End-of-Term Option. In furtherance of the foregoing, not later than three Business Days prior to the End-of-Term Option Settlement Date, the Holdco Parties shall pay to the Texas Units Purchaser (in immediately available funds in United States Dollars in the account of such Texas Units Purchaser designated by the TW Parties) all sums necessary to acquire the interests of each applicable general partner pursuant to the Accelerated End-of-Term Option provisions of the Texas Overall Agreement.

    4.6 Certain Actions Following a Triggering Default. Without limiting the obligations of the Holdco Parties hereunder, following and during the continuation of a Triggering Default, the TW Parties and TW-SPV Co. may take all action necessary to permit the Acquisition Companies to purchase Units pursuant to the terms of the Georgia Agreements and the Texas Agreements.

    4.7 Certain Third Party Claims.

        (a) The Holdco Parties shall indemnify and hold harmless the Acquisition Companies and the TW Parties from and against any Losses arising out of or relating to actions or claims brought by or on behalf of Unitholders in connection with the Acquisition Companies' purchase of Units and their performance of obligations, from and after the Effective Time of the Mergers, under Articles III and VIII of the Georgia Overall Agreement and Articles III and VII of the Texas Overall Agreement.

        (b) The TW Parties shall indemnify and hold harmless the Holdco Parties from and against any Losses arising out of or relating to actions or claims brought by or on behalf of Unitholders in connection with the Acquisition Companies' purchase of Units and their performance of obligations, prior to the Effective Time of the Mergers, under Articles III and VIII of the Georgia Overall Agreement and Articles III and VII of the Texas Overall Agreement.

                                    ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES

    5.1 Representations and Warranties of Holdco and GP Holdings. Holdco and GP Holdings, jointly and severally, represent and warrant to the TW Parties that:

         5.1.1 Corporate Existence and Power. Each of Holdco and GP Holdings is duly organized and existing in good standing under the laws of its jurisdiction of incorporation, and has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         5.1.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each of Holdco and GP Holdings of this Agreement are within its corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under any provision of, applicable law or regulations or the Organizational Documents of Holdco or GP Holdings or any agreement, judgment, injunction, order, decree or other instrument binding upon Holdco or GP Holdings or its assets.

         5.1.3 Binding Effect. This Agreement constitutes a valid and binding agreement of each of Holdco and GP Holdings, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

    5.2 Representations and Warranties of the TW Parties. TWX and TWE, jointly and severally, represent and warrant to Holdco and GP Holdings that:

         5.2.1 Corporate Existence and Power. Each of TWX and TWE is duly organized and existing in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         5.2.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each of TWX and TWE of this Agreement are within its corporate or partnership power, as applicable, have been duly authorized by all necessary corporate or partnership action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under any provision of, applicable law or regulations or the Organizational Documents of TWX or TWE, or any agreement, judgment, injunction, order, decree or other instrument binding upon TWX or TWE or its assets.

         5.2.3 Binding Effect. This Agreement constitutes a valid and binding agreement of each of TWX and TWE, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

    5.3 Representations and Warranties of the Six Flags Parties. Each of the Six Flags Parties, jointly and severally, represents and warrants, that:

         5.3.1 Corporate Existence and Power. Each such Six Flags Party is duly organized and existing in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

         5.3.2 Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each such Six Flags Party of this Agreement are within its corporate or partnership power, as applicable, have been duly authorized by all necessary partnership or corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under any provision of, applicable law or regulations or the Organizational Documents of such Six Flags Party or any agreement, judgment, injunction, order, decree or other instrument binding upon such Six Flags Party or its assets.

         5.3.3 Binding Effect. This Agreement constitutes a valid and binding agreement of each such Six Flags Party, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting enforcement of creditors' rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

         5.3.4 Stock Ownership of Certain Subsidiaries. Schedule 5.3.4 lists at the Effective Time of the Mergers (i) the authorized number of shares of each class or series of capital stock or other equity interest of each of the Acquisition Companies; (ii) the number of issued and outstanding shares of each such class or series or other equity interest; and (iii) the names of the record owners of the capital stock of, or equity interest in, each such entity and the number of shares of such capital stock or the percentage of such equity interest owned by them.

         5.3.5 Effective Time of Representations and Warranties. The representations and warranties of each Six Flags Party shall be deemed to be made to (i) the Holdco Parties prior to the Effective Time of the Mergers and
(ii) the TW Parties immediately following the Effective Time of the Mergers.


                                    ARTICLE 6

                                    COVENANTS

    6.1 Covenants of the Holdco Parties. In order to induce the TW Parties to enter into this Agreement and the Merger Agreement, the Holdco Parties, as applicable, further covenant and agree as follows:

         6.1.1 Maintenance of Ownership.

         (a) From and after the date hereof and until such time as all issued and outstanding Zero Coupon Notes have been paid in full or SFEC shall have effected a Covenant Defeasance with respect to the Zero Coupon Notes Indenture, (i) SFEC shall not (and the Holdco Parties shall cause SFEC not to) Transfer any interest in the capital stock of SFTP; and (ii) SFTP shall not (and the Holdco Parties shall cause SFTP not to) Transfer any SF Theme Park or any material portion thereof

(it being understood that the sale or disposition of a ride or attraction in good faith in the ordinary course of business shall for purposes of this
Section 6.1 not be deemed a material portion of an SF Theme Park) in any transaction or series of related transactions; provided, however, that (A) Liens may be granted by SFEC and its Subsidiaries in (i) the capital stock of SFTP or any Subsidiary of SFTP or (ii) any SF Theme Park or material portion thereof, in each case solely in connection with bona fide (x) borrowings from an investment bank, a commercial bank, insurance company or similar institutional lender or (y) debt issuances to Persons unaffiliated with Holdco, in each case under any Senior Indebtedness of SFEC or its Subsidiaries permitted under Section 6.1.2 and (B) Liens securing Senior Indebtedness may be foreclosed.

         (b) Following the repayment in full of all issued and outstanding Zero Coupon Notes or upon the happening of a Covenant Defeasance with respect to the Zero Coupon Notes Indenture, SFEC may not Transfer any SF Theme Park or material portion thereof, unless, (A) such Transfer is a Lien securing Senior Indebtedness or (B) (i) such Transfer is a sale on arm's-length terms to an unaffiliated third party or, with the consent of the TW Parties (such consent not to be unreasonably withheld) to affiliates of SFEC, in each case for fair value in cash, (ii) the net proceeds of such Transfer are used to repay Indebtedness of SFEC, or its Subsidiaries and (iii) after giving effect to such Transfer, the Net Worth of SFEC shall not be less than the Minimum Net Worth; provided, further, that SFEC may make Transfers pursuant to this clause (b) without complying with the foregoing clause (iii), only if (A)(x) such

Transfer is required to cure a default or an event which, with the giving of notice or the passage of time, would become a default under, or otherwise maintain compliance with, the financial covenants contained in the agreements governing any of SFEC's or its Subsidiaries' Senior Indebtedness that could not reasonably be cured or complied with without such Transfer and (y) such Transfer otherwise complies with clauses (i) and (ii) above, or (B) such Transfer is a foreclosure of Lien. Following the repayment of any Indebtedness required by the foregoing clause (ii), SFEC may not make any Restricted Payment if after giving effect to such Restricted Payment, (i) SFEC's consolidated indebtedness is then greater than the Designated Leverage Amount and (ii) SFEC's Net Worth would be less than the Minimum Net Worth.

         (c) At least five Business Days prior to any Transfer of a SF Theme Park or any material portion thereof or the making of any Restricted Payment following any such Transfer, the Holdco Parties shall provide the TW Parties with written notice thereof including a certificate of the chief financial officer of Holdco certifying as to the compliance of such transfer with the provisions of Sections 6.1.1, including a calculation, if applicable, of the Net Worth of SFEC or the Designated Leverage Amount showing with reasonable specificity the changes from Net Worth shown on SFEC's most recent audited balance sheet.

         (d) For purposes of this Section 6.1.1, Transfers shall not include the granting of Permitted Liens.

         6.1.2 Indebtedness. SFEC and its Subsidiaries shall not (i) guarantee any Indebtedness of any Person other than Indebtedness of SFEC or any of its Subsidiaries or (ii) secure any Indebtedness of any Person (other than SFEC or any of its Subsidiaries) by a Lien upon or in property owned by SFEC or any of its Subsidiaries. SFEC and its Subsidiaries shall not incur or suffer to exist any Indebtedness if such Indebtedness is guaranteed by any Person (other than SFEC and its Subsidiaries) or secured by a Lien upon or in assets owned by such Person other than Indebtedness of SFEC, the proceeds of which are used solely to effect the Covenant Defeasance.

         6.1.3 Amendment of Documents Relating to the Required Obligations. SFEC shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of or waive any rights under any of the Relevant Agreements without the prior written consent of the TW Parties, which consent shall not be unreasonably withheld or delayed; provided that the TW Parties may not withhold their consent if the effect of any such amendment, change or waiver would not increase the obligations of the TW Parties under any Relevant Agreement or otherwise would adversely affect the obligations of the TW Parties under or in respect of the TW Guarantee, the Texas Guarantee or the Georgia Guarantee.

         6.1.4 Repayment of Zero Coupon Notes. Upon the acceleration or at Stated Maturity of the Zero Coupon Notes, SFEC shall, and Holdco shall cause SFEC to (in each case for the sole and exclusive benefit of the TW Parties only) pay all amounts due in respect of the Zero Coupon Notes and any other amounts due and payable under the Zero Coupon Notes Indenture, including without limitation, the Principal Amount, Accreted Value Amount and Default Interest, if any, in respect of each such Zero Coupon Note; and, in furtherance of SFEC's obligation under this Section 6.1.4, SFEC shall cause SFTP to provide all funds necessary for SFEC to fulfill such obligations, including, without limitation, the declaration of a one-time dividend, or the making of a one-time loan, by SFTP to SFEC in accordance with Section 4.04(3)(b)(vi) of the Indenture, dated June 23, 1995, among SFTP, SFOG, SFOT, Inc. and S.F. Partnership and UST, as amended. The Holdco Parties hereby acknowledge and agree that any refinancing of the Zero Coupon Notes shall be effected without any guarantee (or similar undertaking) of such refinancing by TWE or any affiliate thereof.

         6.1.5 Other Agreements. Unless a Covenant Defeasance has been effected or the Zero Coupon Notes have otherwise been repaid in full, none of the Holdco Parties shall enter into or become obligated under any agreement the terms and provisions of which would contractually restrict or prohibit the ability of SFTP to make the restrictive payments contemplated by Section 4.04(b)(vii) under the Indenture, dated as of June 23, 1995, as amended (the "12-1/4% Debentures Indenture") , of SFTP relating to its 12-1/4% Senior Subordinated Discount Notes due 2005 (the "12-1/4% Debentures").

         6.1.6 SFEC Subsidiaries. The Holdco Parties, as applicable, shall, subject to the Holdco Parties' being reasonably satisfied as to compliance with the 12-1/4% Debenture Indenture, cause each direct or indirect Subsidiary of SFEC not currently a party hereto (each, a "SFEC Subsidiary") to execute and deliver to the TW Parties an instrument in form and substance reasonably satisfactory to the TW Parties pursuant to which it will become a party to this Agreement and agree that all such SFEC Subsidiaries shall be bound by the terms of this Agreement; provided that, the foregoing requirement shall not apply to any SFEC Subsidiary that (a) holds immaterial assets and (b) is not liable with respect to any material liabilities. For purposes of this agreement the terms "SF Subsidiaries," "Six Flags Parties" and "Holdco Parties" shall automatically be amended to include such SFEC Subsidiary. If any SFEC Subsidiary is unable to become a party to this Agreement pursuant to the foregoing provisions of this Section 6.1.6, then such Subsidiary shall not (and the Holdco Parties shall cause such Subsidiary not to) incur any Indebtedness other than guarantees of Senior Indebtedness incurred by SFTP or SFEC.

         6.1.7 Amendment of Certain Organizational Documents; No Liens; No Transfers. The Holdco Parties shall not, and shall not permit GP Holdings to, amend the Organizational Documents of GP Holdings. The Holdco Parties will not take any action that will result in a Lien being imposed upon the Beneficial Shares, the capital stock of the Acquisition Subsidiaries or the Units, other than pursuant to the Georgia Acquisition Subsidiaries Guarantee and the Texas Acquisition Subsidiaries Guarantee. None of the Holdco Parties shall Transfer any interest in the Beneficial Shares or any shares of capital stock of the Acquisition Companies or GP Holdings or any interests in any of the foregoing.

         6.1.8 Repayment of SFOG B Holdings, SFOT II Holdings, SFOG A Holdings, SFOT I Holdings, SFOG, and SFT Holdings Debt. Immediately following the closing of the transactions contemplated by the Merger Agreement and the execution and delivery of the Beneficial Share Assignment, Holdco shall repay, or cause to be repaid, the indebtedness (and satisfy, or cause to be satisfied, any related liabilities and obligations) incurred by SFOG B Holdings, SFOT II Holdings, SFOG A Holdings, SFOT I Holdings, SFOG and SFT Holdings pursuant to Sections 3.1(a) through (f), respectively.

         6.1.9 Mergers. No Holdco Party shall merge or consolidate with or into, or transfer all or substantially all of its assets to, any Person, unless the surviving entity or transferee, as the case may be, executes an instrument, in form and substance reasonably satisfactory to the TW Parties, pursuant to which it assumes all of the obligations of such Holdco Party hereunder.

    6.2 Covenants of the TW Parties. In order to induce the Holdco Parties to enter into this Agreement and the Merger Agreement, the TW Parties further agree as follows:

         6.2.1 Non-Compete Provisions. The TW Parties shall, and shall cause the Warner Bros. division of TWE (or any successor to Warner Bros.) to observe and comply with the non-competition provisions set forth in Article V of the Georgia Guarantee and the Texas Guarantee, respectively.

         6.2.2 TWE Zero Coupon Notes Covenants. Subject to the provisions of
Section 6.1.4 hereof, until the earlier to occur of (i) payment in full of all issued and outstanding Zero Coupon Notes or (ii) a Covenant Defeasance with respect to the Zero Coupon Notes Indenture, TWE shall, and TWX shall cause TWE to, observe, perform and comply with in all material respects the provisions set forth in

Sections 803, 1004, 1008, 1009, 1010 and 1011 (to the extent arising out of a default by TWE and not a default by SFEC) of the Zero Coupon Notes Indenture.

         6.2.3 Amendment of Certain Organizational Documents. Prior to the Effective Time of the Mergers, SFEC shall cause the Acquisition Companies, and TWE shall cause TW-SPV Co. and the Acquisition Companies to amend their respective Organizational Documents to include the provisions set forth in Exhibit A hereto, and the TW Parties and the Holdco Parties shall not permit further amendments of such Organizational Documents.

         6.2.4 Ownership of the Acquisition Subsidiaries. None of the TW Parties shall Transfer the GP Holdings Preferred Stock, or any interest therein, any interest in TW-SPV Co., or the Acquisition Companies or the Georgia AP Units Cash Flow Assignment or the Texas AP Units Cash Flow Assignment or otherwise take any action that would violate the Georgia Agreements or the Texas Agreements; provided, that TWE may Transfer interests in TW-SPV Co. to TWX or one or more wholly-owned Subsidiaries thereof. The TW Parties will not take any action that would result in a Lien being imposed on the Beneficial Shares, the Georgia AP Units Cash Flow Assignment, the Texas AP Units Cash Flow Assignment, the capital stock of the Acquisition Subsidiaries or the Units, other than pursuant to the Georgia Acquisition Subsidiaries Guarantee and the Texas Acquisition Subsidiaries Guarantee. The TW Parties hereby covenant and agree to cause TW-SPV Co. not to engage in any business or other activity other than the record ownership of the Beneficial Shares and the activities related thereto and to otherwise comply with its obligations hereunder.

         6.2.5 Ownership of Texas Units and Georgia Units. None of the TW Parties, TW-SPV Co., the Acquisition Companies or the Person entitled to vote the Beneficial Shares, to the extent it is within their respective control, and the Holdco Parties shall permit the Transfer of any interest in any Texas Units or Georgia Units held by the Acquisition Companies.


                                    ARTICLE 7

                                 INDEMNIFICATION

    7.1 Obligation of the Holdco Parties to Indemnify. Subject to the further terms of this Article 7, each of the Holdco Parties, jointly and severally, agrees to indemnify, defend and hold harmless each of TWE and TWX from and against all Losses based upon, arising out of, relating to or otherwise in respect of (i) the failure of any Holdco Party or Obligor, as applicable, to perform on a full and timely basis any of the Required Obligations, (ii) the failure of any Holdco Party to perform on a full or timely basis its obligations under this Agreement, or under the Subordinated Indemnity Escrow Agreement, (iii) payments made by the TW Parties in respect of the Georgia Guarantee or the Texas Guarantee (other than payments made in respect of any Excluded Obligations), (iv) payments made by the TW Parties or their affiliates in respect of any Required Obligations; and (v) any breach or violation of any covenants, representations or agreements of the Holdco Parties under this Agreement.

    7.2 Obligation of the TW Parties to Indemnify. Subject to the further terms of this Article 7, each of TWE and TWX, jointly and severally, agrees to indemnify, defend and hold harmless each of the Holdco Parties from and against all Losses based upon, arising out of, relating to or otherwise in respect of any breach or violation of any covenants, representations or agreements of the TW Parties under this Agreement.

    7.3 Procedures Relating to Indemnification. The party making a claim under this Article 7 is referred to as the "Indemnitee," and the party against whom such claims are asserted under this Article 7 is referred to as the "Indemnitor":

         7.3.1 Notice of Asserted Third Party Liability. With respect to third party claims, all claims for indemnification by any Indemnitee under this Article 7 shall be asserted and resolved as follows:

         (a) Promptly after receipt by an Indemnitee of notice of any demand, claim or circumstances which, with the lapse of time, would give rise to a claim or the commencement (or the threatened commencement) of any action, proceeding or investigation (an "Asserted Third Party Liability") that may result in Losses which are subject to indemnification under Section 7.1 or 7.2, as applicable, the Indemnitee shall give notice thereof (the "Claims Notice") to the Indemnitor. The Claims Notice shall describe the Asserted Third Party Liability in reasonable detail, and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Indemnitee. The failure of an Indemnitee to provide a Claims Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder except to the extent that the Indemnitor is actually prejudiced thereby.

         7.3.2 Procedures with Respect to Asserted Third Party Liabilities. The Indemnitor may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Third Party Liability. If the Indemnitor elects to compromise or defend such Asserted Third Party Liability, it shall, within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense against, such Asserted Third Party Liability. If the Indemnitor elects not to compromise or defend the Asserted Third Party Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligations to defend under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Third Party Liability (at the Indemnifying Party's sole cost and expense). Notwithstanding the foregoing, neither the Indemnitor nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that if the settlement or compromise does not result in any liability to the Indemnitor, consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnitor may participate at their own expense, in defense of such Asserted Third Party Liability. If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense (in the judgment of counsel engaged by the Indemnitor).

    The Indemnitee has the right to employ its own counsel in any compromise of, or defense against, any Asserted Third Party Liability, or in connection with the Indemnitee's provision of reasonable cooperation and assistance to the Indemnitor or the Indemnitor's counsel as provided above, but the fees, expenses and other charges of such counsel employed by the Indemnitee will be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized in writing by the Indemnitor or (ii) the Indemnitor has not in fact employed counsel to compromise or defend against the Asserted Third Party Liability within a reasonable time, in each of which cases the reasonable fees, disbursements and other charges of counsel retained by the Indemnitee will be at the expense of the Indemnitor. It is understood that the Indemnitor shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time retained by the Indemnitee unless the employment of more than one counsel has been authorized in writing by the Indemnitor.

         7.3.3 Direct Claim. In the event that an Indemnitee has a claim for indemnification that does not involve a claim by a third party (a "Direct Claim"), the Indemnitee shall notify the Indemnitor of such Direct Claim at the time such Indemnitee desires to proceed with such claim, specifying, to the extent known, the nature, circumstances and amount of such Direct Claim (a "Direct Claim Notice"), provided, however, the failure of an Indemnitee to provide such Direct Claim Notice with reasonable promptness shall not adversely affect any indemnification obligations hereunder, which shall survive until such claim is resolved hereunder.

         7.3.4 Escrow Agreement. Holdco, TWE and TWX covenant and agree to enter into concurrently with the execution of this Agreement an escrow agreement (the "Subordinated Indemnity Escrow Agreement") pursuant to which an escrow agent (the "Escrow Agent") reasonably satisfactory to the TW Parties shall maintain an escrow fund, the funding for which shall be determined on an annual basis and shall equal the sum of the "Escrow Amounts" in respect of each of Texas Fund and Georgia Fund. For purposes of the Subordinated Indemnity Escrow Agreement, "Escrow Amounts" shall mean, for each year, with respect to each of Six Flags Over Texas Fund, Ltd. and Six Flags Fund, Ltd. (L.P.) (with reference to the Texas Overall Agreement and the Georgia Overall Agreement, respectively), (x) the excess of (i) the sum of (A) the "Minimum Amount" for such year, plus (B) the "Base Rent" for such year, over (ii) twice the earnings before depreciation and amortization and after minimum mandatory capital expenditures and cash interest expense for Texas Fund and Georgia Fund, as applicable, for the prior year, multiplied by
(y) the percentage of the Texas Units or Georgia Units, as the case may be, owned by Persons other than the Acquisition Companies. The Escrow Amounts shall be determined not later than March 31 of each such year7/ and, without limiting any of Holdco's other obligations, Holdco shall deposit such amounts as shall be necessary to equal the Escrow Amounts with the Escrow Agent within five Business Days thereafter, and all amounts held in the Escrow Account in excess of the Escrow Amount shall be returned promptly to

--------
7/ With respect to determining payments for the first year, 1998 numbers for Texas park will be doubled. Actual 1997 and 1998 results for Georgia will be used.

Holdco. All amounts held in escrow shall be used, at the election of the TW Parties, to satisfy amounts owing to the TW Parties under the this Agreement, but only after all cash flow derived from the Texas Units and the Georgia Units then subject to the Beneficial Share Assignments have been applied to such amounts so owing.


                                    ARTICLE 8

                                  SUBORDINATION

    8.1 Subordination Agreement. (a) Notwithstanding any provision to the contrary set forth herein, the parties agree that all monetary obligations of Holdco pursuant to this Agreement (the "Subordinated Obligations") including, without limitation, all obligations of Holdco with respect to the Required Obligations as set forth in Sections 2.1 through 2.3 hereof, its obligations in respect of the Zero Coupon Notes pursuant to Section 6.1.4 hereof, and its indemnification obligations set forth in Section 7.1 hereof, shall be subordinated to the prior payment in full in cash of all obligations with respect to the Holdco Notes (including interest accruing on such Holdco Notes after the commencement of a bankruptcy case or proceeding at the contract rate whether or not a claim for such interest is an allowed claim in such case or proceeding), and agree that no payment of, on, or on account of, the Subordinated Obligations shall be made by Holdco, if (i) a default has occurred and is continuing with respect to any payment obligation on or with respect to the Holdco Notes; or (ii) a default, other than a payment default, on the Holdco Notes occurs and is continuing that then permits, or with the passage of time or the giving of notice would permit, holders of the Holdco Notes to accelerate their maturity and the TW Parties receive a notice of default (a "Payment Blockage Notice") from a Person authorized to give it under the Holdco Notes or the Holdco Notes Indenture. No new Payment Blockage Period (defined below) may be commenced unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice, and in no event may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 365 day consecutive period. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days. Without limiting the foregoing, a Payment Blockage Notice shall remain in effect until the earlier of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received or (z) such Payment Blockage Notice shall be rescinded by written notice to the TW Parties from the holders of a majority of the outstanding principal amount of the Holdco Notes or their trustee or authorized representative who delivered such notice ("Payment Blockage Period").

        (b) In the event that either (i) a default shall have occurred and be continuing with respect to any payment obligation on or with respect to the Holdco Notes or (ii) a Payment Blockage Period is in effect, then, notwithstanding the foregoing provisions, any payment received by the TW Parties in respect of the Subordinated Obligations in contravention of the provisions of the foregoing clause (a) shall, until such default has been cured or waived or such Payment Blockage Period has expired, as applicable, be held in trust for the benefit of and shall, to the extent that at such time all Holdco Notes have not been paid or provided for in full, be paid over to the trustee, or equivalent thereof, in respect of the Holdco Notes, for application to the payment of the Holdco Notes until such default has been cured or waived, such Payment Blockage Period shall have expired or until all such Holdco Notes shall have been paid in full, whichever shall occur first.

    8.2 Dissolution, Etc. In the event of any dissolution, winding-up, liquidation or reorganization of Holdco (whether voluntary or involuntary and whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of Holdco or otherwise):

        (a) all obligations with respect to the Holdco Notes shall be indefeasibly paid in full in cash (including interest accruing on such Holdco Notes after the commencement of a bankruptcy case or proceeding at the contract rate whether or not a claim for such interest is an allowed claim in such case or proceeding) before the TW Parties are entitled to receive any payment on or in respect of the Subordinated Obligations (provided that the TW Parties may receive securities ("Eligible Securities") that are subordinated to at least the same extent as the Subordinated Obligations to
(a) the Holdco Notes and (b) any securities issued in exchange for Holdco Notes); and

        (b) in the event that any payment or distribution of assets of Holdco of any kind or character (other than Eligible Securities) shall be received by the

TW Parties in respect of the Subordinated Obligations before all Holdco Notes (including, as applicable, interest accruing on, or original issue discount accreting with respect to, such Holdco Notes after the commencement of a bankruptcy case or proceeding at the contract rate whether or not such interest is an allowed claim in such case or proceeding) are indefeasibly paid in full in cash, such payment or distribution shall be received in trust and shall, to the extent that at such time all Holdco Notes have not been indefeasibly paid in full in cash, be paid over to the holders of the Holdco Notes, for application to the payment of obligations with respect to Holdco Notes until all such obligations shall have been indefeasibly paid in full in cash.

    The consolidation of Holdco with, or the merger of Holdco into, another entity shall not be deemed a dissolution, winding-up, liquidation or reorganization for purpose of these subordination provisions.

    8.3 Subrogation. Subject to the Holdco Notes being paid in full in cash or Cash Equivalents, the TW Parties shall be subrogated to the rights of the holders of the Holdco Notes, or their respective representatives, to receive payments or distributions of assets of Holdco applicable to the Holdco Notes until all amounts owing, if any, in respect of the Subordinated Obligations, shall be paid in full, and for the purpose of such subrogation, no payments or distributions to the holders of the Holdco Notes, or their respective representatives, as the case may be, by or on behalf of Holdco or by or on behalf of the TW Parties, which otherwise would have been made to the TW Parties shall, as between Holdco and its creditors, be deemed to be payment by Holdco to or on account of the holders of the Holdco Notes, or their respective representatives, as the case may be, it being understood that these subordination provisions are intended solely for the purpose of defining the relative rights of the TW Parties, on the one hand, and the holders of the Holdco Notes and their respective representatives, on the other hand.

    8.4 Obligation to Pay Unconditional. Except as expressly provided herein, nothing in this Article 8 is intended to or shall (i) impair, as between the Holdco Parties and the TW Parties, the obligation of the Holdco Parties, which is absolute and unconditional, to pay and perform the Required Obligations as and when the same shall become due and payable in accordance with the terms of this Agreement or (ii) affect any rights the TW Parties may have to set-off and apply any and all payments received by the Texas Acquisition Subsidiaries or the Georgia Acquisition Subsidiaries in respect of any Texas Units or Georgia Units, respectively, against any and all of the Required Obligations now or hereafter existing.


                                    ARTICLE 9

                                   TERMINATION

    9.1 Termination. Unless terminated earlier by the written consent of Holdco, SFEC and the TW Parties, on the date (the "Termination Date") upon which no obligations (including the Required Obligations), whether absolute, accrued, contingent, inchoate or otherwise are owing or outstanding under the Relevant Documents (including the Georgia Guarantee and the Texas Guarantee), or this Agreement, the Holdco Parties may request that this Agreement be terminated, in which event, provided the foregoing condition shall have been satisfied, the TW Parties shall agree to such termination and this Agreement shall be terminated effective on the Termination Date.

    9.2 Termination of Obligation. The provisions of this Section 9.2 shall survive any termination of this Agreement until the transactions contemplated under this Section 9.2 are completed. At such time as all Texas Units and all Georgia Units are held by one or more of the TW Parties, the Texas Acquisition Subsidiaries, the Georgia Acquisition Subsidiaries and/or Holdco, the parties shall take all reasonable actions to terminate all obligations (including the Required Obligations), whether absolute, accrued, contingent, inchoate or otherwise under the Relevant Agreements (other than the Zero Coupon Note Indenture, but including the Georgia Guarantee and the Texas Guarantee).

    9.3 Actions Upon Termination. Upon the termination of this Agreement, TW-SPV Co. shall, and the TW Parties shall cause TW-SPV Co. to, sell, assign, transfer and convey to Holdco or its designee, all right, title and interest of TWE in and to the SFOG BH Capital Stock, the SFOT IIH Capital Stock, the SFOG AH Capital Stock, the SFOT IH Capital Stock and the GP Holdings Preferred Stock in return for payment of $1.00. In furtherance of the foregoing, TWE shall, upon receipt of such payment, deliver to Holdco, or its designee, such certificates (or other indicia of ownership) representing such capital stock, duly endorsed in blank or accompanied by stock powers (or similar documents of conveyance) duly executed in blank, in form for transfer to Holdco, or its designee and with all appropriate stock transfer tax stamps affixed.

                                   ARTICLE 10

                                  MISCELLANEOUS

    10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Holdco Parties, to:

              Premier Parks Inc.
              122 East 42nd Street, Suite 4906
              New York, New York 10168
              Attention: Kieran E. Burke
              Telecopier: (212) 599-4694

              with a copy to:

              Weil, Gotshal & Manges LLP
              767 Fifth Avenue
              New York, New Yrk  10022
              Attention: Howard Chatzinoff, Esq.
              Telecopier: (212) 310-8000

              and

              Weil, Gotshal & Manges LLP
              100 Crescent Court, Suite 1300
              Dallas, Texas 75201-6950
              Attention: Glenn D. West, Esq.

              Telecopier: (214) 746-7700

         (b)  if to TWE Parties, to:

              Time Warner Inc.
              75 Rockefeller Plaza
              New York, New York  10019
              Attention:  Peter R. Haje,
                     Executive Vice President,
                     General Counsel
              Telecopier: (212) 956-7281

              with a copy to:

              Paul, Weiss, Rifkind,
                Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York 10019-6064
              Attention: Robert B. Schumer, Esq.
              Telecopier: (212) 757-3990

    10.2 Notice Under Georgia and Texas Agreements. The parties hereto will take all action necessary to ensure that each of Holdco and the TW Parties receive all notices received or delivered by any party pursuant to the Georgia Agreements and the Texas Agreements.

    10.3 Waiver of Compliance; Consents. Any failure of the Holdco Parties, on the one hand, or the TW Parties, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Holdco or TWE, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.

    10.4 Amendments. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto with respect to any of the terms contained herein.

    10.5 Successors and Assigns; No Third Party Beneficiaries. The provisions of this Agreement (including any provision that is expressly by its terms for the sole benefit of or exclusive to a party) shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the written consent of the other parties; provided further that any Person that through a sale or merger succeeds to all or substantially all of the assets of a party to this Agreement shall be deemed a "permitted" successor and assignee of such party. Nothing contained in this Agreement shall be deemed to confer upon anyone other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

    10.6 Waiver of Subrogation; No Contribution. Except with respect to Excluded Obligations, the Holdco Parties shall not exercise and hereby waive any rights that they may now or hereafter acquire against any TW Party, the Texas Acquisition Subsidiaries or the Georgia Acquisition Subsidiaries that arise from the existence, payment, performance or enforcement of the Required Obligations under this Agreement or any Relevant Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Person against any TW Party, the Texas Acquisition Subsidiaries or the Georgia Acquisition Subsidiaries, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

    10.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the choice of law principles thereof.

    10.8 Judicial Proceedings. (a) EACH OF THE PARTIES HERETO AGREES THAT ANY ACTION, SUIT OR PROCEEDING AGAINST ANY OF THE PARTIES HERETO ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR A TRANSACTION CONTEMPLATED HEREBY MAY ONLY BE BROUGHT OR ENFORCED IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING BY THE MAILING

OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PRE-PAID, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT ITS ADDRESSES PROVIDED FOR NOTICES HEREUNDER.

    (b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATING IN ANY WAY TO DISAGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT LOCATED IN THE STATE OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT A COURT LOCATED IN THE STATE OF NEW YORK IS NOT A CONVENIENT FORUM FOR ANY SUCH ACTION, SUIT OR PROCEEDING.

    10.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    10.10 Offsetting Payments. The parties hereby agree and acknowledge that all dividends and distributions made in respect of the GP Holdings Preferred Stock and all amounts received by the TW Parties in respect of the GP Holdings Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of GP Holdings shall be applied against any amounts due hereunder.

    10.11 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. All references to the term "as of the date hereof" shall mean the date of this Agreement.

    10.12 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

                                    [Holdco]

                                    By:
                                      -----------------------------------------
                                      Name:
                                      Title:

                                    [INSERT OTHER SIGNATORIES]

                                                                      Exhibit A

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                        SUBORDINATED INDEMNITY AGREEMENT

                                      dated

                              ______________, 1998

                                      among

                      PREMIER PARKS INC. and [GP HOLDINGS],

                          TIME WARNER INC., TIME WARNER
                   ENTERTAINMENT COMPANY, L.P. and TW-SPV CO.,

                                       and

                      SIX FLAGS ENTERTAINMENT CORPORATION,
                           SIX FLAGS THEME PARKS INC.,
                               SFOG II, INC., and
                               SFT HOLDINGS, INC.



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                    -------
      ARTICLE 1    DEFINED TERMS...................................................................      6
        1.1        Definitions.....................................................................      6
        1.2        Other Defined Terms............................................................      24

      ARTICLE 2    PERFORMANCE OF OBLIGATIONS.....................................................      28
        2.1        Zero Coupon Notes..............................................................      28
        2.2        Georgia Obligations............................................................      28
        2.3        Texas Obligations..............................................................      29
        2.4        Continuing and Irrevocable Obligations.........................................      29
        2.5        Nature of Obligations..........................................................      29
        2.6        Authorization..................................................................      31
        2.7        Certain Agreements and Waivers by Each Holdco Party............................      33
        2.8        Duty of Inquiry................................................................      34
        2.9        Bankruptcy No Discharge........................................................      35
        2.10       Limitation on Obligations......................................................      36

      ARTICLE 3    TRANSFERS OF CAPITAL STOCK.....................................................      36
        3.1        Capital Stock of SFOG A Holdings, SFOG B Holdings,
                   SFOT I Holdings, SFOT II Holdings, SFOG and SFT
                   Holdings.......................................................................      36
        3.2        Preferred Stock of GP Holdings.................................................      39
        3.3        Beneficial Assignment of Interests.............................................      39
        3.4        Preferred Stock of Acquisition Companies.......................................      40
        3.5        Tax Matters....................................................................      40

      ARTICLE 4    LIQUIDITY PUTS; ACCELERATED PUTS;
                   END-OF-TERM OPTIONS............................................................      41
        4.1        General........................................................................      41
        4.2        Procedures Relating to Liquidity Puts..........................................      42
        4.3        Procedures Relating to Accelerated Puts........................................      45
        4.4        Procedures Relating to End-of-Term Options.....................................      48
        4.5        Procedures Relating to An Accelerated End-of-Term Option.......................      50
        4.6        Certain Actions Following a Triggering Default.................................      51
        4.7        Certain Third Party Claims.....................................................      51

      ARTICLE 5    REPRESENTATIONS AND WARRANTIES................................................       52
        5.1        Representations and Warranties of Holdco and GP Holdings.......................      52
        5.2        Representations and Warranties of the TW Parties...............................      53
        5.3        Representations and Warranties of the Six Flags Parties........................      54

      ARTICLE 6    COVENANTS......................................................................      56
        6.1        Covenants of the Holdco Parties................................................      56
        6.2        Covenants of the TW Parties....................................................      62


                                                                                                     Page
                                                                                                    -------
      ARTICLE 7    INDEMNIFICATION................................................................      64
        7.1        Obligation of the Holdco Parties to Indemnify..................................      64
        7.2        Obligation of the TW Parties to Indemnify......................................      64
        7.3        Procedures Relating to Indemnification.........................................      65

      ARTICLE 8    SUBORDINATION..................................................................      69
        8.1        Subordination Agreement........................................................      69
        8.2        Dissolution, Etc...............................................................      71
        8.3        Subrogation....................................................................      72
        8.4        Obligation to Pay Unconditional................................................      73

      ARTICLE 9    TERMINATION....................................................................      73
        9.1        Termination....................................................................      73
        9.2        Termination of Obligation......................................................      74
        9.3        Actions Upon Termination.......................................................      74

      ARTICLE 10   MISCELLANEOUS..................................................................      75
        10.1       Notices........................................................................      75
        10.2       Notice Under Georgia and Texas Agreements......................................      76
        10.3       Waiver of Compliance; Consents.................................................      76
        10.4       Amendments.....................................................................      77
        10.5       Successors and Assigns; No Third Party Beneficiaries...........................      77
        10.6       Waiver of Subrogation; No Contribution.........................................      77
        10.7       Governing Law..................................................................      78
        10.8       Judicial Proceedings...........................................................      78
        10.9       Counterparts; Effectiveness....................................................      79
        10.11      Interpretation.................................................................      80
        10.12      Entire Agreement...............................................................      80

Exhibits

        Exhibit A  - Organizational Documents Provisions
        Exhibit B  - GP Holdings Preferred Stock
        Exhibit C  - SF Theme Parks
        Exhibit D  - Beneficial Share Assignment Agreement

Schedules

        Schedule 1     - [Intentionally omitted] Schedule 2 - Georgia Agreements
        Schedule 3     - Texas Agreements
        Schedule 5.3.4 - Ownership of Acquisition Companies.

                                       ii